Pacific Life Insurance Company • [45 Enterprise, Aliso Viejo, CA 92656
www.PacificLife.com       (800) 347-7787]
READ YOUR POLICY CAREFULLY. This is a legal contract between you, the Owner, and us, Pacific Life Insurance Company, a stock insurance company. We agree to pay the benefits of this policy according to its provisions. The consideration for this policy is the Application for it, a copy of which is attached, and payment of the initial and subsequent premiums.
Variable Account values and cash values are not guaranteed, and may increase or decrease depending upon Variable Account investment experience.
While policy values may be affected by an external index, the Indexed Fixed Account Options do not directly participate in any stock or equity investment.
The method for determining the Death Benefit is described in the Death Benefit section of this policy. The amount of the Death Benefit may be fixed or variable depending on the Death Benefit Option elected and the investment experience of the Variable Accounts. Please reference the Index located at the end of this contract to determine the page on which the Death Benefit is described.
Premiums are flexible, subject to minimums required to keep the policy In Force. Even if Planned Premiums are paid, it is possible that, due to changes in interest credited, the investment performance of the Variable Accounts and Policy Charges, the policy may not continue In Force; that is, it may lapse before any death benefit is payable on the death of the Insured. The initial interest rate for the Fixed Account is guaranteed for the first policy year. Additionally, loans, withdrawals, and Death Benefit Option changes can affect the length of time the policy stays In Force.

INDEXED FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE
•	Death Benefit Payable On The Death Of The Insured

•	Net Cash Surrender Value Payable Upon Surrender

•	Benefits May Vary Based On Investment Experience

•	Adjustable Face Amount

•	Non-Participating

INSURED:	[LELAND STANFORD]
SEX AND AGE:	[MALE 35]
RISK CLASS:	[STANDARD NONSMOKER]
POLICY NUMBER:	[VF99999990]	TOTAL FACE AMOUNT	[$125,000]
POLICY DATE:	[November 1, 2012]	OWNER:	[LELAND STANFORD]
Free Look Right – You may return this policy within [10] days after you receive it. To do so, deliver it or mail it to us or to the registered representative who delivered it to you. This policy will then be deemed void from the beginning and we will refund any Premium Load deducted from the premiums, plus any Net Premiums allocated to available Fixed Options, plus the Accumulated Value allocated to the Variable Options and the Index Fixed Account Options, plus any monthly charges and fees deducted from the policy’s Accumulated Value in the Variable Options.

ICC12 P12MVP	MVP VUL 10

(This Page Intentionally Left Blank)

POLICY NUMBER: [VP999999990]
POLICY SPECIFICATIONS

BASE POLICY:	INDEXED FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE
PREMIUMS:	PLANNED [ANNUAL] PREMIUM	=	[$1,873.25]
	7-PAY PREMIUM	=	[$4,197.83]

DEATH BENEFIT QUALIFICATION TEST:	[CASH VALUE ACCUMULATION TEST]

DEATH BENEFIT OPTION: [A]
MINIMUM GUARANTEED INTEREST RATE FOR FIXED OPTIONS: 2.00% ANNUALLY. ANY EXCESS INTEREST DECLARED BY US WILL BE GUARANTEED FOR ONE YEAR.
NET AMOUNT AT RISK FACTOR:     1.0016516
MONTHLY DEDUCTION END DATE: POLICY ANNIVERSARY WHEN THE INSURED ATTAINS AGE 121
ADMINISTRATIVE CHARGE PER MONTH: $[7.50]

MAXIMUM PREMIUM
PREMIUM LOAD THRESHOLD		LOAD RATES

FOR PREMIUMS PAID UP TO:	[$4,323.75]	[15.00%]
FOR ANY PREMIUM PAID IN EXCESS OF:	[$4,323.75]	[7.55%]
INDEXED ACCOUNT SEGMENT START DATES:     THE 15TH DAY OF EACH CALENDAR MONTH (SEE INDEXED FIXED ACCOUNT OPTIONS SECTION FOR ADDITIONAL INFORMATION)
[STATE DEPARTMENT OF INSURANCE: (XXX) XXX-XXXX]

ICC12 P12MVP	Page 3.0

POLICY NUMBER: [VP999999990]
POLICY SPECIFICATIONS
SUMMARY OF COVERAGES EFFECTIVE ON THE POLICY DATE

P12MVP	BASIC LIFE COVERAGE [GUARANTEED ISSUE]

	FACE AMOUNT:	[$25,000]
	INSURED:	[LELAND STANFORD]
	SEX AND AGE:	[MALE 35]
	RISK CLASS:	[STANDARD NONSMOKER]

[R12DPR	DOWNSIDE PROTECTION RIDER]

	ADDITIONAL PREMIUM LOAD:
	æ ç ç ç è	POLICY YEAR 27	ö ÷ ÷ ÷ ø	æ ç ç ç è	5%	ö ÷ ÷ ÷ ø
		POLICY YEAR 28			10
		POLICY YEAR 29			15
		POLICY YEAR 30			20

ALTERNATE ACCUMULATED VALUE MONTHLY FACTOR:	[1.0000000]
RIDER MATURITY DATE:	[11-01-2042]
MINIMUM PREMIUM REQUIREMENT:	[$1,259.35]
MINIMUM PREMIUM DATE:	[11-01-2013]
MAXIMUM GUARANTEED RIDER MONTHLY CHARGE RATE:	[0.04583]%
AVERAGING PERIOD: FROM POLICY YEAR [1] THROUGH POLICY YEAR [25]

[R12SV2	SVER TERM INSURANCE-2 RIDER] [GUARANTEED ISSUE]

	FACE AMOUNT:	[$100,000]
	INSURED:	[LELAND STANFORD]
	SEX AND AGE:	[MALE 35]
	RISK CLASS:	[STANDARD NONSMOKER]

[R12SR2	SCHEDULED INCREASE RIDER]
	[RIDER CHARGE:	$2.54 PER MONTH]

[R12SNL	SHORT-TERM NO-LAPSE GUARANTEE RIDER]

GUARANTEE PERIOD = [20 YEARS]
ANNUAL NO-LAPSE GUARANTEE PREMIUM = $[1,045.35]

MONTHLY FACTOR FOR ACCUMULATION OF THE NO-LAPSE CREDIT IF THE NO-LAPSE CREDIT IS POSITIVE: 1.000000

ICC12 P12MVP	Page 3.1

POLICY NUMBER: [VP999999990]
POLICY SPECIFICATIONS

[R12CIC	ACCELERATED DEATH BENEFIT RIDER FOR CHRONIC ILLNESS]

	MAXIMUM LIFETIME ACCELERATED DEATH BENEFIT FOR CHRONIC ILLNESS:	[$1,500,000.00]*

*THE ACCELERATED DEATH BENEFIT WILL NOT EXCEED THE ACTUAL DEATH BENEFIT AT TIME OF RIDER EXERCISE.

	MAXIMUM PER DIEM LIMIT PERCENTAGE:	[125%]

	[EFFECTIVE DATE]	[NOVEMBER 1, 2012]

[R12TIC	ACCELERATED DEATH BENEFIT RIDER FOR TERMINAL ILLNESS]

	ELIGIBLE COVERAGE:	BASE POLICY
[SVER TERM INSURANCE-2 RIDER]
[ANNUAL RENEWABLE TERM RIDER]
[OTHER]

	[EFFECTIVE DATE]	[NOVEMBER 1, 2012]

ICC12 P12MVP	Page 3.2

POLICY NUMBER: [VP999999990]
POLICY SPECIFICATIONS
TABLE OF SCHEDULED INCREASES
IN BASIC LIFE COVERAGE [GUARANTEED ISSUE]
INSURED:                             [LELAND STANFORD]

FOR EACH SCHEDULED INCREASE IN BASIC		TOTALS FOR ALL SCHEDULED INCREASES IN
COVERAGE FIRST EFFECTIVE IN THE POLICY		BASIC LIFE COVERAGE THAT HAVE BECOME
YEAR SHOWN		EFFECTIVE BY THE POLICY YEAR SHOWN

POLICY	FACE	FACE	COVERAGE
YEAR	AMOUNT	AMOUNT	CHARGE
[1	$0	$0	$0
2	100,000	100,000	21.01
3	100,000	200,000	42.32
4	100,000	300,000	63.91
5	100,000	400,000	85.77
6	100,000	500,000	107.94
7	100,000*	600,000	130.48
8	100,000*	700,000	153.39
9	100,000*	800,000	176.68
10	100,000*	900,000	200.33
11	100,000*	1,000,000	224.40
12	0	1,000,000	224.40
13	0	1,000,000	224.40
14	0	1,000,000	224.40
15	0	1,000,000	224.40
16	0	1,000,000	224.40
17	0	1,000,000	224.40
18	0	1,000,000	224.40
19	0	1,000,000	224.40
20	0	1,000,000	224.40
21	0	1,000,000	224.40
22	0	1,000,000	225.09
23	0	1,000,000	226.50
24	0	1,000,000	228.66
25	0	1,000,000	231.59
26	0	1,000,000	235.32
27	0	1,000,000	239.87
28	0	1,000,000	245.27
29	0	1,000,000	251.55
30	0	1,000,000	258.74
31	0	1,000,000	266.87
32	0	1,000,000	275.29
33	0	1,000,000	283.99
34	0	1,000,000	292.98
35	0	1,000,000	302.28
36	0	1,000,000	311.89
37	0	1,000,000	321.83
38	0	1,000,000	332.11
39	0	1,000,000	342.73
40	0	1,000,000	353.71
41	0	1,000,000	365.07
42	0	1,000,000	376.81
43	0	1,000,000	388.95
44	0	1,000,000	401.50
* INCREASE IS NOT GUARANTEED. EVIDENCE OF FINANCIAL INSURABILITY WILL BE REQUIRED

ICC12 P12MVP	Page 3.3

POLICY NUMBER: [VP999999990]
POLICY SPECIFICATIONS
TABLE OF SCHEDULED INCREASES
IN BASIC LIFE COVERAGE [GUARANTEED ISSUE]
CONTINUED
INSURED:                             [LELAND STANFORD]

FOR EACH SCHEDULED INCREASE IN BASIC		TOTALS FOR ALL SCHEDULED INCREASES IN
LIFE COVERAGE FIRST EFFECTIVE IN THE		BASIC LIFE COVERAGE THAT HAVE BECOME
POLICY YEAR SHOWN		EFFECTIVE BY THE POLICY YEAR SHOWN

POLICY	FACE	FACE	COVERAGE
YEAR	AMOUNT	AMOUNT	CHARGE
45	$0	$1,000,000	$414.47
46	0	1,000,000	427.88
47	0	1,000,000	441.74
48	0	1,000,000	456.07
49	0	1,000,000	470.90
50	0	1,000,000	486.23
51	0	1,000,000	502.07
52	0	1,000,000	518.44
53	0	1,000,000	535.37
54	0	1,000,000	552.88
55	0	1,000,000	570.98
56	0	1,000,000	589.69
57	0	1,000,000	609.04
58	0	1,000,000	629.04
59	0	1,000,000	649.71
60	0	1,000,000	671.09
61	0	1,000,000	693.19
62	0	1,000,000	716.05
63	0	1,000,000	739.68
64	0	1,000,000	764.10
65	0	1,000,000	789.35
66	0	1,000,000	815.46
67	0	1,000,000	842.45
68	0	1,000,000	870.36
69	0	1,000,000	899.22
70	0	1,000,000	929.05
71	0	1,000,000	959.89
72	0	1,000,000	991.77
73	0	1,000,000	1024.73
74	0	1,000,000	1058.81
75	0	1,000,000	1094.05
76	0	1,000,000	1130.48
77	0	1,000,000	1168.15
78	0	1,000,000	1207.09
79	0	1,000,000	1247.35
80	0	1,000,000	1288.97
81	0	1,000,000	1332.01
82	0	1,000,000	1376.50
83	0	1,000,000	1422.50
84	0	1,000,000	1470.06
85	0	1,000,000	1519.22
86	0	1,000,000	1570.05
87+	0	1,000,000	0]
* INCREASE IS NOT GUARANTEED. EVIDENCE OF FINANCIAL INSURABILITY WILL BE REQUIRED.

ICC12 P12MVP	Page 3.4

POLICY NUMBER: [VP999999990]
POLICY SPECIFICATIONS
TABLE OF COST OF INSURANCE RATES
FOR BASIC LIFE COVERAGE [GUARANTEED ISSUE]
INSURED:                             [LELAND STANFORD]
MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1000.00 OF NET AMOUNT AT RISK APPLICABLE TO THIS COVERAGE.

POLICY	MONTHLY
YEAR	RATE
[1	0.10090
2	0.10670
3	0.11170
4	0.12010
5	0.12840
6	0.13760
7	0.14930
8	0.16350
9	0.17930
10	0.19940
11	0.22110
12	0.24200
13	0.26460
14	0.27790
15	0.29380
16	0.31390
17	0.33900
18	0.37330
19	0.41180
20	0.45950
21	0.51560
22	0.57510
23	0.63890
24	0.69180
25	0.75230
26	0.82540
27	0.91630
28	1.02660
29	1.14970
30	1.27900
31	1.41510
32	1.55240
33	1.68980
34	1.83930
35	1.99170
36	2.17330
37	2.37670
38	2.64820
39	2.93180
40	3.23010
41	3.56140
42	3.92360
43	4.34570
44	4.84010

ICC12 P12MVP	Page 4.*

POLICY NUMBER: [VP999999990]
POLICY SPECIFICATIONS
TABLE OF COST OF INSURANCE RATES
FOR BASIC LIFE COVERAGE [GUARANTEED ISSUED]
CONTINUED
INSURED:                             [LELAND STANFORD]
MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1000.00 OF NET AMOUNT AT RISK APPLICABLE TO THIS COVERAGE.

POLICY	MONTHLY
YEAR	RATE
45	5.41330
46	6.04180
47	6.76170
48	7.51460
49	8.33040
50	9.24140
51	10.27540
52	11.43490
53	12.71510
54	14.10520
55	15.59360
56	17.17060
57	18.67330
58	20.26540
59	21.97380
60	23.81220
61	25.79270
62	27.64150
63	29.65380
64	31.85100
65	34.25960
66	36.90860
67	39.06360
68	41.41760
69	43.99540
70	46.82420
71	49.93700
72	53.37330
73	57.18460
74	61.42910
75	66.18210
76	71.53880
77	77.62690
78	83.33330
79	83.33330
80	83.33330
81	83.33330
82	83.33330
83	83.33330
84	83.33330
85	83.33330
86	83.33330
87+	0]

ICC12 P12MVP	Page 4.*

POLICY NUMBER: [VP999999990]
POLICY SPECIFICATIONS
TABLE OF COST OF INSURANCE RATES
FOR SVER TERM INSURANCE-2 RIDER [GUARANTEED ISSUE]
INSURED:                    [LELAND STANFORD]
MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1000.00 OF NET AMOUNT AT RISK APPLICABLE TO THIS COVERAGE.

POLICY	MONTHLY
YEAR	RATE
[1	0.10090
2	0.10670
3	0.11170
4	0.12010
5	0.12840
6	0.13760
7	0.14930
8	0.16350
9	0.17930
10	0.19940
11	0.22110
12	0.24200
13	0.26460
14	0.27790
15	0.29380
16	0.31390
17	0.33900
18	0.37330
19	0.41180
20	0.45950
21	0.51560
22	0.57510
23	0.63890
24	0.69180
25	0.75230
26	0.82540
27	0.91630
28	1.02660
29	1.14970
30	1.27900
31	1.41510
32	1.55240
33	1.68980
34	1.83930
35	1.99170
36	2.17330
37	2.37670
38	2.64820
39	2.93180
40	3.23010
41	3.56140
42	3.92360
43	4.34570
44	4.84010

ICC12 P12MVP	Page 4.*

POLICY NUMBER: [VP999999990]
POLICY SPECIFICATIONS
TABLE OF COST OF INSURANCE RATES
FOR SVER TERM INSURANCE-2 RIDER [GUARANTEED ISSUE]
CONTINUED
INSURED:                    LELAND STANFORD
MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1000.00 OF NET AMOUNT AT RISK APPLICABLE TO THIS COVERAGE.

POLICY	MONTHLY
YEAR	RATE
45	5.41330
46	6.04180
47	6.76170
48	7.51460
49	8.33040
50	9.24140
51	10.27540
52	11.43490
53	12.71510
54	14.10520
55	15.59360
56	17.17060
57	18.67330
58	20.26540
59	21.97380
60	23.81220
61	25.79270
62	27.64150
63	29.65380
64	31.85100
65	34.25960
66	36.90860
67	39.06360
68	41.41760
69	43.99540
70	46.82420
71	49.93700
72	53.37330
73	57.18460
74	61.42910
75	66.18210
76	71.53880
77	77.62690
78	83.33330
79	83.33330
80	83.33330
81	83.33330
82	83.33330
83	83.33330
84	83.33330
85	83.33330
86	83.33330
87+	0]

ICC12 P12MVP	Page 4.*

POLICY NUMBER: [VP999999990]
POLICY SPECIFICATIONS
TABLE OF MAXIMUM MONTHLY COVERAGE CHARGES
FOR BASIC LIFE COVERAGE [GUARANTEED ISSUE]
INSURED:                    [LELAND STANFORD]

POLICY	BASIC LIFE COVERAGE
YEAR	CHARGE
[1	$41.15
2	41.15
3	41.15
4	41.15
5	41.15
6	41.15
7	41.15
8	41.15
9	41.15
10	41.15
11	41.15
12	41.15
13	41.15
14	41.15
15	41.15
16	41.15
17	41.15
18	41.15
19	41.15
20	41.15
21	41.32
22	41.50
23	41.69
24	41.88
25	42.08
26	42.29
27	42.50
28	42.72
29	42.95
30	43.18
31	43.43
32	43.68
33	43.94
34	44.21
35	44.49
36	44.77
37	45.07
38	45.38
39	45.69
40	46.02
41	46.36
42	46.71
43	47.08
44	47.45

ICC12 P12MVP	Page 4.*

POLICY NUMBER: [VP999999990]
POLICY SPECIFICATIONS
TABLE OF MAXIMUM MONTHLY COVERAGE CHARGES
FOR BASIC LIFE COVERAGE [GUARANTEED ISSUE]
CONTINUED
INSURED:                    [LELAND STANFORD]

BASIC LIFE
POLICY	COVERAGE
YEAR	CHARGE
45	$47.84
46	48.24
47	48.65
48	49.08
49	49.53
50	49.98
51	50.46
52	50.95
53	51.45
54	51.98
55	52.52
56	53.08
57	53.65
58	54.25
59	54.87
60	55.51
61	56.17
62	56.85
63	57.56
64	58.29
65	59.04
66	59.82
67	60.63
68	61.47
69	62.33
70	63.22
71	64.14
72	65.09
73	66.08
74	67.10
75	68.15
76	69.24
77	70.37
78	71.53
79	72.73
80	73.98
81	75.26
82	76.59
83	77.97
84	79.39
85	80.86
86	82.38
87+	0]

ICC12 P12MVP	Page 4.*

POLICY NUMBER: [VP999999990]
POLICY SPECIFICATIONS
TABLE OF MAXIMUM MONTHLY COVERAGE CHARGES
FOR SVER TERM INSURANCE-2 RIDER [GUARANTEED ISSUE]
INSURED:                    [LELAND STANFORD]

POLICY	COVERAGE
YEAR	CHARGE
[1	0.00
2	18.21
3	27.32
4	27.32
5	27.32
6	27.32
7	27.32
8	27.32
9	27.32
10	27.32
11	27.32
12	27.32
13	27.32
14	27.32
15	27.32
16	27.32
17	27.32
18	27.32
19	27.32
20	27.32
21	28.14
22	28.99
23	29.86
24	30.75
25	31.67
26	32.63
27	33.61
28	34.61
29	35.65
30	36.72
31	37.83
32	38.96
33	40.13
34	41.34
35	42.58
36	43.86
37	45.17
38	46.53
39	47.93
40	49.37
41	50.85
42	52.37
43	53.95
44	55.57

ICC12 P12MVP	Page 4.*

POLICY NUMBER: [VP999999990]
POLICY SPECIFICATIONS
TABLE OF MAXIMUM MONTHLY COVERAGE CHARGES
FOR SVER TERM INSURANCE-2 RIDER [GUARANTEED ISSUE]
CONTINUED
INSURED:                     [LELAND STANFORD]

POLICY	COVERAGE
YEAR	CHARGE
45	$57.23
46	58.95
47	60.72
48	62.55
49	64.42
50	66.36
51	68.35
52	70.40
53	72.52
54	74.69
55	76.94
56	79.25
57	81.63
58	84.08
59	86.60
60	89.20
61	91.88
62	94.64
63	97.48
64	100.41
65	103.42
66	106.53
67	109.73
68	113.02
69	116.42
70	119.91
71	123.51
72	127.22
73	131.04
74	134.97
75	139.03
76	143.20
77	147.50
78	151.93
79	156.49
80	161.19
81	166.03
82	171.02
83	176.15
84	181.44
85	186.89
86	192.50
87+	0]

ICC12 P12MVP	Page 4.*

POLICY NUMBER: [VP999999990]
POLICY SPECIFICATIONS
[1 YEAR INDEXED ACCOUNT
Segment Term: 1 Year
Segment Guaranteed Interest Rate: 1.00%
Cumulative Segment Guaranteed Interest Rate: 1.00%
Guaranteed Minimum Participation Rate: 100% for the Segment Term
Guaranteed Minimum Growth Cap: 3% for the Segment Term
Monthly Indexed Account Charge Rate: 0.025%
Overview – This describes the elements and method used in calculating Segment Indexed Interest for each Segment of this Indexed Account. The Participation Rate and Growth Cap used in determining the credited rate from the index are not guaranteed and can be changed by us for future segments, subject to the guarantees in the policy, and any such changes can affect the return. Also, see Indexed Fixed Account Options.
Index – The Index is the S&P 500® index, excluding dividends. If the S&P 500® index is discontinued, or if we are unable to use it for reasons beyond our control, we will substitute a successor index of our choosing. In such case, we will notify you of the change at your last known address.
Segment Indexed Interest – At Segment Maturity, Segment Indexed Interest will be credited to the Segment and is equal to the Segment Indexed Interest Rate multiplied by the average of all Segment Monthly Balances over the entire Segment Term.
Segment Monthly Balance – The Segment Monthly Balance is, as of the end of any Segment Month, the amount initially transferred to the Segment on the Segment Date minus all Segment Deductions, excluding any interest that may have been credited to the Segment.
Segment Indexed Interest Rate – The Segment Indexed Interest Rate reflects any growth in the Index multiplied by the Participation Rate, subject to the Growth Cap, that exceeds the Cumulative Segment Guaranteed Interest Rate. The Segment Indexed Interest Rate is equal to [the lesser of (a x b) and c] - d, such result being not less than zero, where:
a = Index Growth Rate
b = Participation Rate
c = Growth Cap
d = Cumulative Segment Guaranteed Interest Rate
Index Growth Rate – In calculating the Segment Indexed Interest, the Index Growth Rate for that Segment Term is first calculated, as (b ÷ a) – 1, where:
a = the Closing Value of the Index as of the day before the beginning of the Segment Term; and
b = the Closing Value of the Index as of the day before the end of the Segment Term.
Participation Rate – This is the percentage of the Index Growth Rate that is used in calculating the Segment Indexed Interest Rate. The Guaranteed Minimum Participation Rate is shown above. We may declare a higher Participation Rate, which will be shown in your Annual Report or other written notice.
Growth Cap – This is the maximum total interest rate for a Segment over the Segment Term, including both the Cumulative Segment Guaranteed Interest Rate and the Segment Indexed Interest Rate. The Guaranteed Minimum Growth Cap is shown above. We may declare a higher Growth Cap, which will be shown in your Annual Report or other written notice.
Cumulative Segment Guaranteed Interest Rate – The Cumulative Segment Guaranteed Interest Rate is the Segment Guaranteed Interest Rate compounded annually for the number of years of the Segment Term.
Product – Refers to the product provided by this policy.

ICC12 P12MVP	Page 4.*

POLICY NUMBER: [VP999999990]
POLICY SPECIFICATIONS
The Product is not sponsored, endorsed, sold or promoted by Standard & Poor’s® (“S&P”) or its third party licensors. Neither S&P nor its third party licensors makes any representation or warranty, express or implied, to the owners of the Product or any member of the public regarding the advisability of investing in securities generally or in the Product particularly or the ability of the S&P 500® index (the “Index”) to track general stock market performance. S&P’s and its third party licensor’s only relationship to Pacific Life Insurance Company is the licensing of certain trademarks and trade names of S&P and the third party licensors and of the Index which is determined, composed and calculated by S&P or its third party licensors without regard to Pacific Life Insurance Company or Product. S&P and its third party licensors have no obligation to take the needs of Pacific Life Insurance Company or the owners of the Product into consideration in determining, composing or calculating the Index. Neither S&P nor its third party licensors is responsible for and has not participated in the determination of the prices and amount of the Product or the timing of the issuance or sale of the Product or in the determination or calculation of the equation by which the Product is to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Product.
NEITHER S&P, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.]

ICC12 P12MVP	Page 4.*

DEFINITIONS
In this section, we define certain terms used throughout this policy. Other terms may be defined in other parts of the policy. Defined terms are usually capitalized to provide emphasis.
Accounts – consist of the Fixed Account (see Accumulated Value), the Variable Account (see Investment Options), the Loan Account (see Loan Account), and the Indexed Account (see Indexed Account), each of which may be referred to as an Account.
Account Deductions – will reduce the Accumulated Value under the policy (see Accumulated Value). An Account Deduction is any of the following:
1.	Monthly Deductions under the policy;

2.	Any withdrawal from the policy, including the withdrawal fee;

3.	Standard Policy Loans;

4.	Any distribution in order to maintain tax qualification under Code Section 7702 or to maintain the policy as a non-MEC under Code Section 7702A (see Modified Endowment Contract Tax Status);

5.	Payments, charges and fees under certain riders, if any; and

6.	Any charge, fee, or distribution that reduces the policy’s Accumulated Value.
Accumulated Value – The Accumulated Value is defined on each Valuation Day and equals the sum of:
•	The Fixed Accumulated Value;

•	The Variable Accumulated Value;

•	The Indexed Accumulated Value; and

•	The Loan Account Value (see the Accumulated Value section).
Administrative Office – is the office that administers your policy. The mailing address of the Administrative Office at the time you applied for this policy is shown in the heading of the Application. If the address changes, we will send you written notice of the new address.
Age – means the age as of the Insured’s birthday nearest to the Policy Date, increased by the number of complete policy years elapsed.
Application – consists of the application for this policy, including any Certificate of Health, Statement of Good Health and Insurability, amendments, and endorsements, and any application for reinstatement or increase in benefits.
Basic Life Coverage – is insurance coverage on the Insured provided by this policy as shown in the Policy Specifications and any related Supplemental Schedule of Coverage. Certain riders may provide life insurance coverage, but such amounts are not included in the Basic Life Coverage.
Basic Face Amount – is the sum of the Face Amounts of all Basic Life Coverage Layers on the Insured. The Face Amount of the initial Basic Life Coverage is shown in the Policy Specifications.
Business Day – is a day when both we and the New York Stock Exchange are open for business.
Class – is used in determining Policy Charges, and interest credited to the Fixed Options, features of the Indexed Options, and depends on a number of factors, including (but not limited to) the Death Benefit, Basic and Total Face Amount, Coverage Layer, Policy Date, policy duration, premiums paid, the Insured’s Age and Risk Class, requested or scheduled additions of Coverage Layers, and the presence of optional riders and benefits.
Code – is the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder.

ICC12 P12MVP	Page 5

Coverage Layer – is a Basic Life Coverage Layer or a layer of insurance coverage on the Insured under an optional rider.
Coverage Layer Date – is the date that a particular Coverage Layer is effective. Coverage Layer months, years and anniversaries are measured from this date. The Coverage Layer Date for the initial Coverage Layer is the Policy Date as shown in the Policy Specifications.
Evidence of Insurability – is information, including medical information, satisfactory to us that is used to determine insurability and the Insured’s Risk Class, subject to our approval.
Face Amount – is the Face Amount of insurance coverage for each Coverage Layer as shown in the Policy Specifications and any related Supplemental Schedule of Coverage. The Face Amount is subject to increase or decrease as provided elsewhere in this policy.
Fixed Account – is an account that is part of our General Account to which all or a portion of Net Premiums may be allocated for accumulation at a fixed rate of interest declared by us.
Fixed LT Account – is an account that is part of our General Account to which all or a portion of Net Premiums may be allocated for accumulation at a fixed rate of interest declared by us.
Fixed Options – an Investment Option consisting of one or more Fixed Accounts available under this policy, and are part of our General Account. The Fixed Accounts available as of the Policy Date are the Fixed Account and the Fixed LT Account. Net Premiums and Accumulated Value under this policy may be allocated to one or more Fixed Accounts.
Free Look Transfer Date – the day we transfer Accumulated Value from the Cash Management Variable Account to the Investment Options you choose. The cover of your policy describes the Free Look Right provided by your policy. If your policy provides for a full refund of premium upon exercise of the Free Look Right, then the Free Look Transfer Date will not occur until 15 days after the policy is placed In Force. If your policy provides for a return of value as described on the cover, transfers will be processed according to the most recent premium allocation instructions we have received from you, without a 15 day waiting period.
General Account – consist of all of our assets other than those allocated to the Separate Accounts or to any of our other segregated asset accounts.
Indexed Account – is an account that is part of our General Account. We credit interest on the Indexed Account, in part, based on any positive change in an Index.
Indexed Fixed Account Options – an Investment Option consisting of one or more Indexed Accounts available under this policy, and is part of the General Account. The Indexed Accounts available as of the Policy Date are shown in the Policy Specifications.
In Force – means a policy is in effect and provides a Death Benefit on the Insured.
Insured – is the person insured under this policy, as shown in the Policy Specifications.
Investment Options – consist of the Variable Options, the Fixed Options, the Indexed Fixed Account Options, and any additional investment options that we may add.
Monthly Deduction End Date – is shown in the Policy Specifications and is the date when Monthly Deductions end.
Monthly Payment Date – is the same day each month as the Policy Date and is the date on which certain Policy Charges are deducted from the Accumulated Value. The first Monthly Payment Date is the Policy Date.

ICC12 P12MVP	Page 6

Net Accumulated Value – is the Accumulated Value less any Policy Debt.
Net Amount at Risk – is the difference between the Death Benefit and the Accumulated Value.
Net Premium – is the premium we receive reduced by any Premium Load.
Owner, you, or your – refers to the Owner of this policy.
Policy Date – is shown on the Cover Page and means the date the policy and associated riders become effective. Policy months, quarters, years and anniversaries are measured from this date.
Policy Debt – is the sum of the Loan Account and any accrued Loan Interest Charge.
Policy Specifications – is a section of the policy that shows information specific to your policy.
Risk Class – is used in determining Policy Charges and is determined by us during the underwriting process for each Coverage Layer. Risk Class depends on the Insured’s gender, health, tobacco use, and other factors. The Risk Class of the Insured for the initial Coverage Layer is shown in the Policy Specifications. The Risk Class of the Insured for any additional Coverage Layer will be shown in a Supplemental Schedule of Coverage sent to you at that time. Risk Class may also be referred to as Risk Classification.
Separate Account – is the Pacific Select Exec Separate Account, which is a Separate Account of ours that consists of subaccounts, also called Variable Accounts. Each Variable Account may invest its assets in a separate class of shares of a designated investment company or companies.
Supplemental Schedule of Coverage – is the written notice we will provide you reflecting certain changes made to your policy after the Policy Date.
Total Face Amount – is the sum of the Face Amount of Basic Life Coverage and the Face Amounts of any riders providing coverage on the Insured. The Total Face Amount is used in determining the Death Benefit under this policy and is shown in the Policy Specifications or subsequent Supplemental Schedule of Coverage.
Valuation Day – is each day required by applicable law and currently includes each day the New York Stock Exchange is open for trading and our Administrative Office is open.
Valuation Period – is the period of time between successive Valuation Days.
Variable Account – is a Separate Account of ours or a subaccount of a Separate Account of ours in which assets are segregated from assets in our General Account and our other Separate Accounts. Net Premiums and Accumulated Value under this policy may be allocated to one or more Variable Accounts.
Variable Investment Option – a Variable Account.
Variable Options – an Investment Option consisting of one or more Variable Accounts available under this policy, and are part of the Separate Account.
We, our, ours, and us – refer to Pacific Life Insurance Company.
Written Request – is your signed request in writing, or on a form we provide, and received by us at our Administrative Office, containing information we need to act on the request.

ICC12 P12MVP	Page 7

DEATH BENEFIT
When the Policy is In Force – This policy is In Force as of the Policy Date, subject to your acceptance of the delivered policy and payment of the initial premium. The policy remains In Force until the earliest of the following:
•	Surrender, as described in the Surrender and Withdrawal of Values provision;

•	Lapse, as described in the Policy Lapse and Reinstatement section; or

•	The death of the Insured.
Coverage under this policy is subject to any changes we have made to the policy at your request, and may include increases or decreases in Total Face Amount, as described in later sections of this policy.
Death Benefit – This policy provides a Death Benefit on the death of the Insured while this policy is In Force. This section describes how the Death Benefit is calculated. The Death Benefit is the larger of:
•	The Death Benefit calculated under the Death Benefit Option in effect; or

•	The Minimum Death Benefit specified below, according to the Death Benefit Qualification Test that applies to your policy.
The Death Benefit as calculated above is subject to any increase required by the Minimum Death Benefit provisions set out in General Provisions to satisfy certain federal tax qualification requirements.
Minimum Death Benefit – The Minimum Death Benefit will be determined based on the Death Benefit Qualification Test for the policy and at any time will be no less than the minimum amount we determine to be required for this policy to qualify as a life insurance contract under the Code.
Death Benefit Options – You elected the initial Death Benefit Option in the Application. The initial Death Benefit Option appears in the Policy Specifications. Some changes in Death Benefit Option are allowed (see Change of Death Benefit Option). The Death Benefit according to each of the Death Benefit Options is explained below.
•	Option A – The Death Benefit equals the Total Face Amount.

•	Option B – The Death Benefit equals the Total Face Amount plus the Accumulated Value.

•	Option C – The Death Benefit equals the Total Face Amount plus the sum of the premiums paid minus the sum of any withdrawals taken and any other distribution that reduces the Accumulated Value, provided that such result is limited to the amount shown in the Policy Specifications as the “Option C Death Benefit Limit”. Under this option, the Death Benefit may be less than the Total Face Amount.
Death Benefit Qualification Test – In order for your policy to qualify as a life insurance contract under the Code, it must at all relevant times satisfy one of two Death Benefit Qualification Tests. The policy provides a Minimum Death Benefit amount, as needed, for the policy to qualify under either of the Tests. Unless you elected otherwise in the Application, the Death Benefit Qualification Test that is specified for this policy is the Guideline Premium Test. The Death Benefit Qualification Test that this policy is designed to satisfy appears in the Policy Specifications. You may not change your policy’s specified Death Benefit Qualification Test without our written consent. The two Death Benefit Qualification Tests and the Minimum Death Benefit amounts applicable to each are explained in this subsection.
1.	Cash Value Accumulation Test – If this test applies to your policy, the Minimum Death Benefit will be no less than the greater of the minimum amount we determine to be required under the Code or 101% of the Accumulated Value.

2.	Guideline Premium Test – If this test applies to your policy, the Minimum Death Benefit will be no less than the Accumulated Value multiplied by the Death Benefit Percentage for the Age of the Insured as shown in the following table.

ICC12 P12MVP	Page 8

	Death Benefit		Death Benefit		Death Benefit		Death Benefit
Age	Percentage	Age	Percentage	Age	Percentage	Age	Percentage
0-40	250%	50	185%	60	130%	70	115%
41	243	51	178	61	128	71	113
42	236	52	171	62	126	72	111
43	229	53	164	63	124	73	109
44	222	54	157	64	122	74	107
45	215	55	150	65	120	75-90	105
46	209	56	146	66	119	91	104
47	203	57	142	67	118	92	103
48	197	58	138	68	117	93	102
49	191	59	134	69	116	Over 93	101
Change of Death Benefit Option – The Death Benefit Option may be changed to Option A or B upon Written Request no more than once per policy year. Changes to Option C from either Option A or B are not permitted. The Total Face Amount will be adjusted, if necessary, so that the Death Benefit immediately after the change of Death Benefit Option will be equal to the Death Benefit immediately before the change. The change will be effective on the Monthly Payment Date on or next following the day we receive your Written Request at our Administrative Office.
Unless you specify otherwise by Written Request, any request for a Death Benefit Option change will not take effect if the requested change would cause the policy to be classified as a Modified Endowment Contract under the Code.
Death Benefit Proceeds – The Death Benefit Proceeds (“Proceeds”) are the actual amount payable if the Insured dies while this policy is In Force. The Proceeds are equal to the Death Benefit, as of the date of death, less any Policy Debt and less any Monthly Deductions that may be due and unpaid if death occurs during a Grace Period. We will pay the Proceeds within two months after we receive, at our Administrative Office:
•	Due proof of the Insured’s death, consisting of a certified copy of the death certificate for the Insured or other lawful evidence providing equivalent information.

•	Proof of the claimant’s legal interest in the proceeds.

•	Sufficient evidence that any legal impediments to payment of Proceeds that depend on parties other than us have been resolved. Legal impediments to payment include, but are not limited to (a) the establishment of guardianships and conservatorships; (b) the appointment and qualification of trustees, executors and administrators; and (c) submission of information required to satisfy state and federal reporting requirements; and (d) conflicting claims.
Proceeds paid are subject to the conditions and adjustments defined in other policy provisions, such as General Provisions, withdrawals, Standard Policy Loans, and Timing of Payments. We will pay interest on the Proceeds from the date of death at a rate not less than the rate payable for funds left on deposit (see the Income Benefits section). If payment of Proceeds is delayed more than 31 calendar days after we receive the above requirements needed to pay the claim, we will pay additional interest at a rate of 10% annually beginning with the 31st calendar day referenced above. Proceeds are paid as a lump sum unless you choose another payment method, as described in the Income Benefits section.
Basic Face Amount Increase – You may submit an Application to increase the Basic Face Amount by adding a new Coverage Layer. Your Application must include Evidence of Insurability and is subject to our approval. The effective date of the increased Basic Face Amount will be the first Monthly Payment Date on or next following the date all required conditions are met or any other date you request and we approve. Certain riders may restrict your ability to request unscheduled increases in Coverage Layers. We reserve the right to limit Basic Face Amount increases to one per policy year.

ICC12 P12MVP	Page 9

Scheduled Increases in Basic Face Amount – There may be scheduled increases in Basic Life Coverage Face Amount, and if so, they will be shown in the Policy Specifications. Each such increase is referred to as a “Scheduled Increase” and comprises a new Coverage Layer when it goes into effect.
There is a Cost of Insurance Charge associated with each such Scheduled Increase that has gone into effect and continues to be in effect. Such Cost of Insurance Charge is part of the Monthly Deduction for the policy and is calculated the same as that for other Coverage Layers, subject to maximum Cost of Insurance Rates that are the same as those applicable to the initial Coverage Layer. The monthly Cost of Insurance Rates are shown in the Policy Specifications.
There is a Coverage Charge associated with each Scheduled Increase that has gone into effect. Such Coverage Charge is also part of the Monthly Deduction for the policy. The Total Coverage Charge for all Scheduled Increases in Basic Life Coverage are shown in the Policy Specifications. The Coverage Charge for each Scheduled Increase in Basic Life Coverage that has gone into effect does not decrease or terminate even if the associated Coverage Layer is decreased or terminated. However, if any Scheduled Increase in Basic Life Coverage does not go into effect as scheduled, the Coverage Charge for the Scheduled Increase will not go into effect, and we will send you a Supplemental Schedule of Coverage to reflect the change.
Upon approval of any such increase, we will send you a Supplemental Schedule of Coverage, which will include the following information:
•	The increased Face Amount and the effective date of the increase;

•	The Risk Class for the increase;

•	The Maximum Monthly Cost of Insurance Rates applicable to the increase;

•	The Maximum Monthly Coverage Charge for the increase; and

•	If the Guideline Premium Test is used, the policy’s new Guideline Premiums.
Other Face Amount Increases – An increase in the Total Face Amount may arise when you request a change in Death Benefit Options. In this case, we will increase the Face Amount of the most recently issued Coverage Layer. If there are rider and Basic Life Coverage Layers with the same Coverage Layer Date, we will increase the rider Face Amount first. Certain riders may restrict your ability to request unscheduled increases in Coverage Layers.
Face Amount Decrease – You may request a decrease in the Total Face Amount of the policy by providing a Written Request. A decrease in Total Face Amount is subject to these limits:
•	Only one requested decrease per policy year is allowed.

•	A decrease during the first policy year is not allowed.

•	The Basic Face Amount remaining after a decrease must be at least $10,000.
The effective date of the decreased Face Amount will be the first Monthly Payment Date on or next following the date we approved your Written Request.
Unless and until you specify otherwise by Written Request, any request for a decrease in Total Face Amount will not take effect if the requested change would cause the policy to be classified as a Modified Endowment Contract under the Code. We recommend you consult your tax advisor before requesting a decrease in Total Face Amount of Coverage Layers as described below. Upon approval of any decrease, we will send you a Supplemental Schedule of Coverage to reflect the decrease.
The request for a decrease in the Total Face Amount will be subject to the Guideline Premium Limit (if specified for your policy) as defined in the Code. This may result in one or more refunds of premiums or required distributions of Accumulated Value in order to maintain compliance with such limit, in accordance with the Tax Qualification as Life Insurance section of this policy. Such request will not be allowed to the extent we determine that any resulting Guideline Premium limit would cause an amount in excess of the Net Cash Surrender Value to be distributed from the policy.

ICC12 P12MVP	Page 10

Processing of Face Amount Decreases – Any reduction in the Total Face Amount, whether by Written Request or due to a withdrawal or change in Death Benefit Option, will affect the Total Face Amount by reducing the Face Amount of Coverage Layers as described below.
Coverage Layers are reduced or eliminated based on Coverage Layer Date, in order from the latest to the earliest. If more than one Coverage Layer has the same Coverage Layer Date, we will first reduce or eliminate the Face Amount of any rider Coverage Layer, and then the Face Amount of any Basic Life Coverage Layer.
Face Amount Decreases that are a result of a Death Benefit Option Change or Death Benefit acceleration may result in a Basic Face Amount below $10,000.
Policy Change Limit – We reserve the right to require Evidence of Insurability for any policy change that would result in an increase in Net Amount at Risk and, if the Evidence of Insurability is inconsistent with our underwriting rules, we may limit or refuse the policy change.
Change in Benefits – Under the Guideline Premium Test or the Cash Value Accumulation Test, whichever is specified for your policy, any change in policy or rider benefits or certain other factors may require an adjustment to the policy’s tax qualification limits.
PREMIUMS
Premiums – The initial premium is payable either at our Administrative Office or to your registered representative before we can place your policy In Force. At your request, we will give you a premium receipt signed by one of our officers. Additional premiums are optional and are payable at any time at our Administrative Office. We will consider any premium paid after the initial premium, whether delivered to your registered representative or otherwise, to be “received” when it is delivered to our Administrative Office. Except for the initial premium, we bear no responsibility for any premium unless it has been received by us. We reserve the right to reject premium payments less than $50 unless such premium is required to keep the policy In Force. Premiums may be paid at any time before the Monthly Deduction End Date, subject to the premium limits below. Any payment we receive from you while you have a loan will be first considered a loan repayment, unless you tell us by Written Request it is a premium payment.
Planned Premium – The Planned Premium is the amount of premium you have told us you intend to pay and is shown in the Policy Specifications. We will send you Planned Premium Reminder Notices for as long as premiums can be paid. You may change the Planned Premium by Written Request. Payment of the Planned Premium does not guarantee that the policy will continue In Force.
Premium Load – The Premium Load is equal to the premium paid multiplied by the applicable Premium Load Rate. The Premium Load Rate we use will not exceed the Maximum Premium Load Rates shown in the Policy Specifications, and is based on what portion of any premium payment is being used to satisfy the Premium Load Threshold.
Premium Load Threshold – The Premium Load Threshold is an amount used to determine the applicable Premium Load Rate. The amount is based on the Face Amount of the Coverage Layer as of its effective date. The initial Premium Load Threshold for your policy is shown in the Policy Specifications.
Changes in Premium Load Threshold – The Premium Load Threshold may change for Face Amount increases and will be applicable for premiums received on or after the effective date of the increase. The new Premium Load Threshold will equal any portion of the existing Premium Load Threshold that has not been paid as of the increase effective date, plus the Premium Load Threshold for the new Face Amount. We will send you a Supplemental Schedule of Coverage which will provide the amount of the new Premium Load Threshold. If there is a reduction in any Coverage Layer, the Premium Load Threshold will not decrease.

ICC12 P12MVP	Page 11

Premium Allocation – Any Net Premium we receive before your policy has been placed In Force will be allocated to the Cash Management Variable Account, or a successor account identified by us for such purpose. When all outstanding requirements to place your policy In Force have been satisfied, the Accumulated Value will be transferred according to the most recent premium allocation instructions we have received from you. If your policy provides for a full refund of premium upon exercise of the Free Look Right, then transfer to the Investment Options will occur on the Free Look Transfer Date. After the initial transfer to the Investment Options, any Net Premium we receive will be allocated to the Investment Options according to the most recent premium allocation instructions we have received from you, and per the terms of this policy.
Premium Processing – We deduct the Premium Load at the time we receive the premium payment. We will credit the resulting Net Premium to the Investment Options based on your instructions on file with us.
Premium Limitation – We reserve the right to require Evidence of Insurability for any premium payment that would result in an increase in the Net Amount at Risk. If such Evidence of Insurability is not satisfactory, we may limit or refuse the premium payment, unless it is necessary to keep the policy In Force.
Guideline Premium Limit – This subsection applies only if the Guideline Premium Test is the Death Benefit Qualification Test specified in the Policy Specifications. In order for this policy to qualify as a life insurance contract under Section 7702 of the Code, the sum of the premiums paid less a portion of any withdrawals, as specified in the Code, may not exceed the Guideline Premium Limit, which is the greater of:
•	The Guideline Single Premium; or

•	The sum of the annual Guideline Level Premiums to the earlier of the date of payment or the Insured’s Age 100.
The Guideline Premiums are shown in the Policy Specifications. The Guideline Premiums may change whenever there is a change in the Total Face Amount of insurance, whether scheduled or otherwise, or certain other policy benefits or factors. Any such Guideline Premium change will be shown in a supplemental schedule that we will send to you at the time of the change. The Guideline Premiums are used to determine the premium limits beyond which this policy would fail to qualify as a life insurance contract under the Code. Payment of the Guideline Premiums does not guarantee that the policy will never lapse and additional premiums may be necessary to prevent the policy from lapsing in the future.
The Guideline Premiums are determined by the rules that apply to this policy as set forth in the Code. The Guideline Premiums will be adjusted to conform to any changes in the Code. To the extent that a premium payment would exceed such limits, we will refund the excess payment to you in accordance with the Tax Qualification as Life Insurance section of this policy, provided that we may not refuse any premium payment necessary to keep this policy In Force. Further, we reserve the right to make distributions from the policy to the extent we deem necessary to continue to classify this policy as a life insurance contract under the Code, in accordance with the Tax Qualification as Life Insurance section of this policy.
Modified Endowment Contract Premium Limit – In order that this policy not be classified as a Modified Endowment Contract under Section 7702A of the Code, the sum of premiums paid less a portion of any withdrawals may not exceed the 7-Pay limit as defined in the Code. The 7-Pay limit is the cumulative sum of the 7-Pay Premiums during the applicable 7-Pay testing period. In the event that a premium payment would cause the 7-Pay limit to be exceeded, we will refund the excess payment to you, unless you have provided a Written Request in which you accept your policy being classified as a Modified Endowment Contract and indicate that we may accept such payments and apply them to the policy, in accordance with the Modified Endowment Contract Tax Status section of this policy.
The 7-Pay Premium may change whenever there is a change in the Total Face Amount of insurance or in other certain policy benefits or factors. The 7-Pay Premiums are determined according to the rules applicable to this policy set forth in the Code. The 7-Pay Premium will be adjusted to conform to any changes in the Code. To the extent that a premium payment would cause such limits to be exceeded, we

ICC12 P12MVP	Page 12

will refund the excess payment to you, in accordance with the Modified Endowment Contract Tax Status section of this policy. Further, as indicated in that section, we will increase the Death Benefit to the extent we deem necessary to continue to classify this policy as a non-Modified Endowment Contract under the Code.
INVESTMENT OPTIONS
Investment Options – consist of the Fixed Options, the Variable Options, and the Indexed Fixed Account Options. We reserve the right to add additional Investment Options or to terminate one or more of the Investment Options at any time.
Fixed Options – The Fixed Options are comprised of one or more Fixed Accounts. We reserve the right to add additional Fixed Accounts or to terminate or suspend one or more of the Fixed Accounts at any time. In such case, we will notify you of the change at your last known address. If we terminate a Fixed Account, we will transfer the assets held in that Fixed Account to another Fixed Account that we will identify in the notification.
Variable Options – The Variable Options are comprised of one or more Variable Accounts. We reserve the right to add additional Variable Accounts or to terminate one or more of the Variable Accounts at any time. In such case, we will notify you of the change at your last known address. If we terminate a Variable Account, we will transfer the assets held in that Variable Account to another Investment Option that we will identify in our notification.
Indexed Fixed Account Options – The Index Fixed Account Options are comprised of one or more Indexed Accounts. We reserve the right to add additional Indexed Accounts or to terminate one or more of the Indexed Accounts at any time. In such case, we will notify you of the change at your last known address. At Segment Maturity, any Segment Maturity Value allocated to the terminated Indexed Account will be reallocated to another Investment Option that we will identify in our notice to you.
ACCUMULATED VALUE
Accumulated Value – The Accumulated Value is defined on each Valuation Day and is the sum of:
•	The Fixed Accumulated Value;

•	The Variable Accumulated Value;

•	The Indexed Accumulated Value; and

•	The Loan Account Value.
Fixed Accumulated Value – The Fixed Accumulated Value is the sum of the Accumulated Value in each Fixed Account. On the Policy Date, the value of the policy’s allocations to each Fixed Account is equal to any Net Premium allocated to each Fixed Account less any allocation of the initial Monthly Deduction to those Fixed Accounts.
After the Policy Date, we calculate the Accumulated Value in each Fixed Account as follows. We credit interest on a daily basis using a 365-day year, at an annual effective rate not less than the Minimum Guaranteed Interest Rate for each Fixed Account shown in the Policy Specifications. We may credit a higher rate of interest. Each Fixed Account may have its own unique rate. While we expect to credit a higher rate of interest to the Fixed LT Account than to the Fixed Account, we do not guarantee to do so. The interest rate in effect at the beginning of the policy year will be effective for the duration of that year.
The Accumulated Value for each Fixed Account on any Valuation Day is the following, including interest on each:
•	The Accumulated Value for each Fixed Account on the prior Monthly Payment Date;

ICC12 P12MVP	Page 13

•	Plus the amount of any Net Premium received and allocated to the Fixed Account, since the prior Monthly Payment Date;

•	Plus the amount of any transfer to each Fixed Account, including transfers from the Loan Account, or Indexed Accounts, since the prior Monthly Payment Date;

•	Minus any Account Deductions from each Fixed Account since the prior Monthly Payment Date; and

•	Minus the transfers from each Fixed Account, including transfers to the Loan Account or Indexed Accounts, since the prior Monthly Payment Date.
Variable Accumulated Value – The Variable Accumulated Value is the sum of the Accumulated Value in each Variable Account.
We calculate the Accumulated Value in each Variable Account as follows. Assets in each Variable Account are divided into Accumulation Units, which are measures of value for bookkeeping purposes.
We credit Accumulation Units to each Variable Account as a result of:
•	The amount of any Net Premium received and allocated to the Variable Account; and

•	Transfers to the Variable Account, including transfers from the Loan Account.
We debit Accumulation Units from each Variable Account as a result of:
•	Transfers from the Variable Account, including transfers to the Loan Account; and

•	Account Deductions from the Variable Account.
To determine the number of Accumulation Units debited or credited to a Variable Account as a result of a transaction, we divide the dollar amount of the transaction by the Unit Value of the affected Variable Account.
To determine your Accumulated Value in each Variable Account, we multiply the number of Accumulation Units in the Variable Account by the Unit Value of the Variable Account. The number of Accumulation Units in each Variable Account will not change because of subsequent changes in Unit Value.
Unit Value – The initial Unit Value of each Variable Account was $10 on the day the Variable Account began operations. At the end of each subsequent Valuation Day, the Unit Value for each Variable Account is equal to (Y) times (Z) where:
(Y) is the Unit Value for that Variable Account as of the end of the prior Valuation Day; and
(Z) is the Net Investment Factor for that Variable Account as of the end of the current Valuation Day.
Net Investment Factor – Each Variable Account’s Net Investment Factor for any Valuation Period is equal to (A ÷ B), where:
(A)	equals:
(a)	the Net Asset Value per share of the corresponding portfolio shares held by the Variable Account as of the end of the current Valuation Period; plus
(b)	the per share amount of any dividend or capital gain distributions made during that Valuation Period on the portfolio shares held by the Variable Account; plus or minus
(c)	any per share credit or charge for any income taxes, other taxes, or amounts set aside during that Valuation Period as a reserve for any income and/or any other taxes which we determine to have resulted from the operations of the Variable Account or policy, and/or any taxes attributable, directly or indirectly, to premium payments; and
(B)	is the Net Asset Value per share of the corresponding portfolio shares held by the Variable Account as of the end of the prior Valuation Period.
Net Asset Value – is the portfolio shares corresponding to the Variable Account on any Valuation Day is reported to us as of the end of each Valuation Day by the investment company in whose shares the Variable Account is invested.

ICC12 P12MVP	Page 14

Indexed Accumulated Value – The Indexed Accumulated Value is the sum of the Segment Values for all Segments in each Indexed Account.
Loan Account Value – The Loan Account Value is a portion of the Accumulated Value set aside to secure the Policy Debt. The Loan Account Value is equal to the Loan Account plus Loan Interest Credit.
Processing of Account Deductions – Any Account Deductions will reduce the Investment Options under the policy. Any such deduction is taken proportionately from the Fixed Accumulated Value and the Variable Accumulated Value. Any deduction in excess of the Fixed Accumulated Value and Variable Accumulated Value will be deducted from the Segments of the Indexed Accumulated Value (see Segment Deductions).
INDEXED FIXED ACCOUNT OPTIONS
Indexed Accounts – You may allocate all or a portion of your policy’s Accumulated Value to one or more Indexed Accounts, for which values will vary over time based, in part, on the change in value of an external index (“Index”). The Indexed Accounts available as of the Policy Date, as well as how credits based on the Index are calculated, are shown in the Policy Specifications. We reserve the right to add additional Indexed Accounts or to cease offering one or more of the Indexed Accounts at any time. In such case, we will notify you of the change at your last known address.
Closing Value – By Closing Value of the Index, we mean the value of the Index as of the close of the New York Stock Exchange, which is usually 4:00 p.m. Eastern time. If no Closing Value is published for a given day, we will use the Closing Value for the next day for which the Closing Value is published. In calculating the change in value of the Index, we use the Closing Value of the Index.
Substitution of Indexes – We reserve the right for any particular Indexed Account to substitute one or more Indexes for any reason, including if an Index is discontinued or no longer published. In such case, we will notify you prior to the change at your last known address. Any such substitution is subject to approval by the Interstate Insurance Product Regulation Commission (IIPRC).
Segments – Your policy’s value in an Indexed Account is divided into Segments. Each Segment represents a transfer of policy value from the Fixed Account to an Indexed Account.
Segments are credited with interest and comprise a portion of the policy’s Accumulated Value. This is a summary of how Segments work:
•	Segment Creation – A new Segment is created when there is an allocation to an Indexed Account. The Segment will continue until the end of the Segment Term.

•	Segment Value Change – Over the Segment Term, the Segment will grow with the Segment Guaranteed Interest and be reduced by Segment Deductions.

•	Segment Deductions – Over the Segment Term, money may be transferred out of the Segments for Account Deductions.

•	Segment Indexed Interest – Based on the performance of the Index, additional interest may be credited to the Segment at the end of the Segment Term.

•	Segment Maturity – At the end of a Segment Term, the Segment Value is either transferred to a new Indexed Account Segment, or to the Fixed Account.
Segment Creation – A new Segment is created when there is a transfer to an Indexed Account. The date of the transfer is called the Segment Start Date or Segment Date. Segment Months and Segment Years are measured from this date. Each Segment in each Indexed Account will have its own Growth Cap and Participation Rate. These values for a particular Segment are the values in effect on the Segment Date. The values in effect as of the Policy Date are shown in the Policy Specifications. If these values change, you will be notified in the Annual Report or other written notice.

ICC12 P12MVP	Page 15

Segment Start Dates – Segment Start Dates are the dates as of which transfers into the Indexed Account may occur. The Segment Start Dates are shown in the Policy Specifications. For Policies that have a Free Look Transfer Date (see the Definitions section to find out if your policy has a Free Look Transfer Date), the first transfer to an Indexed Account will occur on the first Segment Start Date following the Free Look Transfer Date. We reserve the right to change the Segment Start Dates and to limit transfers into the Indexed Account, but transfers may occur not less frequently than once per calendar quarter. If we change the Segment Start Dates, you will be notified in the Annual Report or other written notice.
Payment and Reallocation to the Indexed Accounts – Transfers to the Indexed Accounts will be based on your latest instructions on file with us. The following explains the payment and reallocation instructions for transfers to an Indexed Account:
•	Payment Instructions - These are your instructions to us, in which you designate a portion of each Net Premium or loan repayment (“Designated Amount”) to be transferred to an Indexed Account. The Designated Amount will first be deposited in the Fixed Account. Then, on the next Segment Start Date, the Designated Amount, or if less, the Fixed Account balance will be transferred from the Fixed Account to the Indexed Account. If you have given us no instructions or if your policy is in a Lockout Period (see Lockout Period), then no allocation to the Indexed Account will occur.

•	Reallocation Instructions - At the end of the Segment Term, if a Segment has a Segment Value other than Segment Guaranteed Interest and Segment Indexed Interest, the Segment Maturity Value can be reallocated to the Fixed Account or an Indexed Account. If you have given us no instructions for such Segment Maturity Value, the value will be reallocated to the same Indexed Account to create a new Segment in the Indexed Account. If Segment Maturity Value is transferred to the Fixed Account, subsequent transfers from the Fixed Account to other Investment Options may be done according to the Transfers provisions of the policy.
Allocations to the Indexed Fixed Account Options – You may, by Written Request, designate an amount to be transferred from the Fixed Account to an Indexed Account. If you want to transfer money from other Investment Options into the Indexed Accounts, you must first transfer money from those Investment Options to the Fixed Account according to the Transfer provisions in this policy, and then transfer from the Fixed Account to the Indexed Accounts as described in this paragraph. The amount you designate for transfer, or if less, the Fixed Account balance, will then be transferred to the Indexed Account on the next Segment Start Date.
Allocations from the Indexed Fixed Account Options – You may not transfer value out of an Indexed Account to any other Investment Option before the end of the Segment Term.
Cut-Off Date – For Indexed Fixed Account Option allocations to be effective on a given Segment Start Date, each of the following must be received at our Administrative Office by 4:00 p.m. Eastern time of the Cut-Off Date, which is two Business Days prior to the Segment Start Date:
•	Any instructions for transfers to the Indexed Accounts; or

•	Any premium payment or loan repayment intended to result in a transfer to an Indexed Account.
Order of Processing Transfers – Any reallocation of Segment Maturity Value from the Indexed Accounts to the Fixed Account will occur before any other transfer.
Segment Term and Segment Maturity – The Segment Term is the total length of time that a particular Segment can exist. The Segment Term begins on the Segment Date and ends at Segment Maturity, which is the Segment Start Date corresponding to the end of the Segment Term. On that date, we calculate any Segment Indexed Interest and credit it to the Segment (see Segment Indexed Interest).
Segment Value – The Segment Value on the Segment Date is equal to the amount transferred to the Indexed Account at such time. At any later date, the Segment Value is equal to:

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•	The Segment Value as of the prior day;

•	Plus the Segment Guaranteed Interest since the prior day;

•	Minus any Segment Deductions since the prior day;

•	Plus, at Segment Maturity only, any Segment Indexed Interest credited.
Segment Guaranteed Interest – We credit interest on a daily basis to each Segment from the Segment Date to Segment Maturity, using a 365-day year, at an annual rate equal to the Segment Guaranteed Interest Rate shown in the Policy Specifications. The amount of such interest is called the Segment Guaranteed Interest.
Segment Deductions – If there is no Fixed Accumulated Value and Variable Accumulated Value, then Account Deductions are taken from the Indexed Accumulated Value. Among Indexed Accounts, deductions are taken from the Indexed Accounts in order, according to the length of the Segment Term, from shortest to longest. If there is more than one Indexed Account with the same Segment Term, deductions from each such Indexed Account will occur in numeric order according to the number designation at the end of the name of the Indexed Account, provided that deductions from any Indexed Account without such a number designation will occur before deductions from any Indexed Account with a number designation. Within each Indexed Account, deductions are made from all Segments, proportionate to Segment Value. For each Segment, the deduction is taken first from the Segment Monthly Balance, then from the Segment Guaranteed Interest.
Lockout Period – This is a 12 month period of time during which no transfers from the Fixed Account to the Indexed Accounts will be allowed. Reallocation of Segment Maturity Value to an Indexed Account is allowed during the Lockout Period. A Lockout Period will begin any time there is a deduction from an Indexed Account as a result of a loan or withdrawal that is not part of a Systematic Distribution Program.
Systematic Distribution Program – is a program of periodic distribution of policy values that we designate as a Systematic Distribution Program. We reserve the right to discontinue such a program at any time. The program includes periodic distribution to you of a portion of the policy’s Accumulated Value through policy loans and withdrawals while the Insured is alive and the policy is In Force. Contact the Company for details of how this program works.
Segment Indexed Interest – At Segment Maturity, the Segment Indexed Interest is calculated, as described in the Policy Specifications, and credited to the Segment, resulting in the Segment Maturity Value. At Segment Maturity the maturing Segment ends and the Segment Maturity Value will be reallocated to the Fixed and Indexed Accounts according to your reallocation instructions on file with us. If you have not given us any such instructions, the Segment Maturity Value will be reallocated to a new Segment in the same Indexed Account. However, if the Segment Maturity Value consists only of the Segment Guaranteed Interest and the Segment Indexed Interest, we will transfer such value into the Fixed Account.
TRANSFERS BETWEEN FIXED OPTIONS AND VARIABLE OPTIONS
Transfers – After your initial Net Premium has been allocated according to your instructions you may, upon Written Request, transfer your Fixed and Variable Accumulated Value, or a part of it, among the Fixed Options and Variable Options as provided in this section. No transfer may be made if the policy is in a Grace Period and the required premium has not been paid. Contact us to find out what restrictions are in effect at any time on transfers described in this section.
We reserve the right:
•	To limit the size of transfers so that each transfer is at least $500;

•	To limit the frequency of transfers, however at least one transfer per quarter will be allowed;

•	To require that the remaining balance in any account as a result of a transfer be at least $500;

•	To assess a charge of $25 for each transfer exceeding 12 per policy year;

ICC12 P12MVP	Page 17

•	To impose further restrictions to limit transfers between certain Investment Options, including, but not limited to, the dollar amount, the number of transfers made during a defined period, and the method used to submit transfers;

•	To otherwise waive or reduce the restrictions on transfers described in this section; and

•	To terminate transfer privileges at any time.
Transfers from the Variable Options to the Fixed Account – You may transfer Accumulated Value from the Variable Options to the Fixed Options subject to limitations on allocations to the Fixed Options.
Transfers from the Variable Options to the Fixed LT Account – You may make one transfer from the Variable Options to the Fixed LT Account during any twelve-month period, subject to limitations on allocations to the Fixed Options.
Transfers from the Fixed Account to the Variable Options or Fixed LT Account – You may make one transfer from the Fixed Account during any twelve-month period. You may transfer to the Variable Options or Fixed LT Account, or both. You may transfer up to 100% of the value in the Fixed Account to the Fixed LT Account. You may transfer to the Variable Options the greater of:
1.	$5,000; or

2.	25% of the Accumulated Value in the Fixed Account; or

3.	The total amount transferred in the prior policy year from the Fixed Account to the Variable Options.
Transfers from the Fixed LT Account to the Variable Options or Fixed Account – You may make one transfer from the Fixed LT Account to the Variable Options or Fixed Account during any twelve-month period. Such transfer is limited to the greatest of the following:
1.	$5,000; or

2.	10% of the Accumulated Value in the Fixed LT Account; or

3.	The total amount transferred in the prior policy year from the Fixed LT Account to either the Fixed Account or the Variable Options.
Allocations to the Fixed Options – We reserve the right to limit aggregate allocations to the Fixed Options during the most recent 12 months for all policies in which you have an ownership interest or to which payments are made by a single payor, to $1,000,000.
Any excess over such limits will be allocated to your other Investment Options according to your most recent instructions. Allocations include Net Premium payments, transfers and loan repayments.
POLICY CHARGES
Monthly Deduction – The Monthly Deduction provides coverage for the policy month following the Monthly Payment Date and is deducted from the Accumulated Value on each such date before the Monthly Deduction End Date. It is equal to the sum of the following items:
•	The Cost of Insurance Charge;

•	The Administrative Charge;

•	The Coverage Charge;

•	The Indexed Fixed Account Option Charge; and

•	Rider or benefit charges, if any.
The maximum for each such charge is described below or in the rider or benefit forms. We may charge less than such maximum charge. Any lesser charge will apply uniformly to all members of the same Class. We may profit from such charges, and may use those profits for any lawful purpose, such as the payment of distribution and administrative expenses. The Monthly Deduction is deducted from the policy’s Investment Options. Unless you provide otherwise, the Monthly Deduction will be processed as

ICC12 P12MVP	Page 18

an Account Deduction. There are no Monthly Deductions on and after the Monthly Deduction End Date, which is shown in the Policy Specifications.
Cost of Insurance Charge – The Cost of Insurance Charge is the sum of the Cost of Insurance Charges for all Coverage Layers. The Cost of Insurance Charge for each Coverage Layer is equal to (1) multiplied by (2), where:
(1) is the Monthly Cost of Insurance Rates per Coverage Layer divided by 1000 as shown in the Policy Specifications; and
(2) is the Death Benefit divided by the Net Amount at Risk Factor as shown in the Policy Specifications, reduced by the Accumulated Value as of the beginning of the policy month before the Monthly Deduction is assessed.
If there are multiple Coverage Layers, the Net Amount at Risk is allocated proportionately to each Coverage Layer according to Total Face Amount; otherwise the Net Amount at Risk is allocated fully to the initial Coverage Layer.
Cost of Insurance Rates – The Maximum Monthly Cost of Insurance Rates for the initial Coverage Layer(s) are shown in the Policy Specifications. The Maximum Monthly Cost of Insurance Rates for any later Coverage Layers are shown in a Supplemental Schedule of Coverage that will be sent to you at the time the Coverage Layer becomes effective.
Administrative Charge – The Administrative Charge is shown in the Policy Specifications.
Coverage Charge – The Coverage Charge is the sum of the Coverage Charges for each Coverage Layer. The Coverage Charge for the initial Coverage Layer will not exceed the Basic Life Coverage Charge shown in the Policy Specifications. The Coverage Charge for any later Coverage Layer will not exceed the Basic Life Coverage Charge shown in the Supplemental Schedule of Coverage to be sent to you when the Coverage Layer is added. This charge is based on the Face Amount of the Coverage Layer as of its effective date. The Coverage Charge will not change even if the Face Amount of the associated Coverage Layer is increased or decreased.
Indexed Fixed Account Option Charge – The Index Fixed Account Option Charge is the sum of the charge for each Indexed Account, which is equal to the Monthly Indexed Account Charge Rate for that Indexed Account, as shown on the Policy Specifications, multiplied by the value of that Indexed Account as of the Monthly Payment Date. The Indexed Fixed Account Option Charge is part of the Monthly Deduction assessed against the policy’s Accumulated Value.
Tax Related Charges – In addition to the charges described in this policy, we reserve the right to make a charge for federal, state or local taxes generated by this policy, or generated by our operations with respect to this policy, to the extent such tax was not applicable to the policy or our operations at the time of policy issuance.
POLICY LAPSE AND REINSTATEMENT
Grace Period – We will use the policy’s Accumulated Value, reduced by Policy Debt, to determine if the policy will lapse. If that amount is not sufficient to provide for the policy’s Monthly Deductions, the policy will enter the Grace Period. A Grace Period of 61 days will be allowed for the payment of sufficient loan repayment or premium to keep your policy In Force. The Grace Period begins on the Monthly Payment Date on which the insufficiency occurred and ends 61 days thereafter. At the start of the Grace Period, we will provide a Grace Notice to you, any assignee of record, and any additional person designated to receive notice of lapse or termination. Any premium payments sent to us by U.S. mail and postmarked within the Grace Period will be accepted. There is no penalty for paying a premium during the Grace Period. Your policy will remain In Force during the Grace Period.
Notification of Termination for Non-Payment – Thirty days after the Monthly Payment Date on which the insufficiency occurred, we will provide a notification of termination for non-payment to you, any

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assignee of record, and any additional person designated to receive notice of lapse or termination (Grace Notice). The notice will be provided to each person at their last known addresses by first class United States mail, postage prepaid, and will state the due date and the amount of loan repayment or premium required for your policy to remain In Force. A minimum of the monthly charges not deducted plus three times the Monthly Deduction due when the insufficiency occurred, plus any applicable Premium Load, must be paid.
Lapse – If sufficient loan repayment or premium is not paid by the end of the Grace Period, a lapse will occur. If the Insured dies during the Grace Period, the Death Benefit will be equal to the Death Benefit as of the beginning of the Grace Period reduced by any overdue charges. Upon lapse, the policy will terminate with no value.
Reinstatement – If it has not been surrendered, this policy may be reinstated within five years after the end of the Grace Period. To reinstate this policy you must provide us with the following:
•	A written Application;

•	Evidence of Insurability;

•	Sufficient premium, after reduction by any Premium Load, to cover all Monthly Deductions and policy Loan Interest Charges due and unpaid during the Grace Period; and

•	Sufficient premium, after reduction by any Premium Load, to keep the policy In Force for three months after the date of reinstatement; and

•	Sufficient premium to cover any negative Accumulated Value if there was a policy loan or other outstanding Policy Debt at the time of lapse.
The effective date of the policy reinstatement will be the Monthly Payment Date on or next following the date we approve your reinstatement Application. At reinstatement:
•	The Net Accumulated Value will be the same as it was at the beginning of the Grace Period.

•	The Policy Charges (other than Cost of Insurance Charges) for all Coverage Layers under this policy will resume on their schedule as of the Monthly Payment Date when lapse occurred.

•	Cost of Insurance Charges will be calculated using Cost of Insurance Rates that resume their original schedule as if lapse had never occurred, reflecting the Insured’s Age at reinstatement and policy duration measured from the original Policy Date.

•	If there was a policy loan at time of lapse, upon reinstatement we will eliminate the loan by deducting any Policy Debt from the Accumulated Value. Any negative Accumulated Value will be due in addition to sufficient premium at time of reinstatement.
After the reinstatement premium has been applied, regular policy processing will occur for the period of time when coverage was provided during the Grace Period. There will be no Monthly Deductions between the time of lapse and reinstatement.
SURRENDER AND WITHDRAWAL OF VALUES
Surrender – Upon Written Request while the policy is In Force, you may surrender this policy for its Net Cash Surrender Value. The policy will terminate on the date the Written Request is received at our Administrative Office. The policy cannot be surrendered during the Grace Period.
Cash Surrender Value – The Cash Surrender Value is the Accumulated Value.
Net Cash Surrender Value – The Net Cash Surrender Value is the Cash Surrender Value less any Policy Debt.
Withdrawals – Upon Written Request on or after the first policy anniversary, you may withdraw a portion of the Net Cash Surrender Value of this policy. We reserve the right to charge a fee not to exceed $25 for each withdrawal. Withdrawals will be subject to the following conditions:

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•	The amount of each withdrawal must be at least $200;

•	The Net Cash Surrender Value remaining after a withdrawal must be at least $500; and

•	We reserve the right to disallow any withdrawal that would result in a Basic Face Amount of less than $10,000 after the withdrawal.
Withdrawals will be deducted from the Accumulated Value. When you take a Withdrawal, the amount of the withdrawal and any withdrawal fee is deducted from the policy’s Investment Options. Unless you provide otherwise, any such deduction will be deducted from the Accumulated Value as an Account Deduction.
If Death Benefit Option A is in effect at the time of a withdrawal, and if a requested withdrawal would increase the Net Amount at Risk, we will decrease the Total Face Amount by the minimum amount necessary to prevent the Net Amount at Risk from increasing as a result of the withdrawal, except:
1.	During the first 15 policy years, but only in the case of the first withdrawal of a given policy year, the Total Face Amount will be decreased only to the extent that the withdrawal exceeds the lesser of $10,000 or 10% of the Net Cash Surrender Value, or

2.	In any policy year, but only if both:
(a)	the Death Benefit Qualification Test specified for your policy is the Guideline Premium Test, and

(b)	the Guideline Premium Limit, as determinable at the time of the decrease in Total Face Amount, would, as a result of the current withdrawal, fail to remain greater than zero at all times prior to Age 100, we will decrease the Total Face Amount as follows:
i.	If cumulative withdrawals for the 12-month period ending on the date of the current withdrawal do not exceed 15% of the Total Face Amount, we will limit the Total Face Amount decrease so that the Guideline Premium Limit, as determinable at the time of the decrease in Total Face Amount, would remain greater than zero at all times prior to Age 100.
ii.	If cumulative withdrawals for the 12-month period ending on the date of the current withdrawal exceed 15% of the Total Face Amount, we will decrease the Total Face Amount to the extent of such excess in addition to the Total Face Amount decrease calculated per i. above on the cumulative withdrawals of 15% of the Total Face Amount.
iii.	For the purpose of the 15% test in i. and ii. above, the Total Face Amount will be the highest Total Face Amount in effect during the current policy year through the date of the withdrawal.
In any instance where both exceptions 1. and 2. above apply, we will decrease the Total Face Amount by the lesser of the two decrease amounts.
If such a reduction in Total Face Amount would cause the policy to become a Modified Endowment Contract, we will not process your withdrawal request unless and until we receive your Written Request to have your policy classified as a Modified Endowment Contract.
If Death Benefit Option B is in effect at the time of a withdrawal, the withdrawal will not reduce the Total Face Amount. The withdrawal will reduce the Accumulated Value, which has the effect of reducing the Death Benefit that would be payable (see the Death Benefit section for details).
If Death Benefit Option C is in effect at the time of a withdrawal, the withdrawal will not reduce the Total Face Amount, but it will increase the sum of the withdrawals, which has the effect of reducing the Death Benefit (see the Death Benefit section for details).
If the Insured dies after the request for a withdrawal is received by us and prior to the withdrawal being processed, the withdrawal, if allowed under the provision, will be processed and paid to the owner, or the owner’s estate before the Death Benefit Proceeds are determined and paid to the beneficiary.
TIMING OF PAYMENTS AND TRANSFERS
Variable Options – With respect to allocations made to the Variable Options, we will calculate values for surrenders, withdrawals, loans and, unless transfers are restricted, transfers as of the end of the

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Valuation Day on or next following the day on which we receive your instructions. For any portion of Death Benefit depending on the Variable Accumulated Value, we will calculate such value as of the end of the Valuation Day on or next following the day on which the Insured’s death occurs. We will pay such amounts and will process such transfers within seven days after we receive all the information needed for the transaction. However, we may postpone the calculation, payment or transfer of any such amounts derived from any of the Variable Accounts, if:
•	The New York Stock Exchange is closed on other than customary weekend and holiday closings;

•	Trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission (SEC);

•	An emergency exists, as determined by the SEC, as a result of which it is not reasonably practicable to determine the value of the Variable Account assets or corresponding portfolio assets or to dispose of Variable Account securities; or

•	The SEC by order permits postponement for the protection of policy owners.
Other Allocations – With respect to allocations to accounts other than those made to the Variable Options, we may defer surrenders, withdrawals, loans (except for loans to pay a premium on any policy issued by us), and transfers from such accounts, for up to six months after we receive your request.
With respect to transfers, we will disclose in written notice to you, the effective date of the transfer, the reason for the delay, and the value of the transfer as of the date we received your transfer request.
Deferral – If we defer payment of surrenders, withdrawals or loans for more than 10 days after we receive your request, we will pay interest at the rate required by the state in which this policy is delivered, but not less than an annual rate equal to the guaranteed rate payable on the Fixed Options.
INCOME BENEFITS
Income Benefits – All or part of any policy proceeds may, instead of being paid in a lump sum, be left with us under any one, or a combination of the income benefit plans available, subject to our minimum amount requirements on the date of election. If the payee is not a natural person, the choice of a payment option will be subject to our approval. We guarantee that the income benefit will not be less than the income that would be provided by the single premium immediate annuity purchase rates we offer at the time. We guarantee that we will have at least the following income benefit plans available.
Fixed Income – Equal payments of the amount chosen with interest of not less than 2% per year until the funds left on deposit are exhausted.
Life Income – Monthly income will automatically be guaranteed to continue for at least ten years. If the payee dies before the end of the ten-year period, payments will continue to the end of the ten-year period to a person designated in writing by that payee. The purchase rates for the monthly income for a male or female income recipient bought by each $1,000 of benefits are shown below.

	Monthly		Monthly		Monthly		Monthly		Monthly
Age	Income	Age	Income	Age	Income	Age	Income	Age	Income
0-30	2.38	40	2.63	50	3.00	60	3.60	70	4.63
32	2.42	42	2.69	52	3.10	62	3.76	72	4.92
34	2.47	44	2.76	54	3.20	64	3.94	74	5.26
36	2.52	46	2.83	56	3.32	66	4.14	75+	5.45
38	2.57	48	2.91	58	3.45	68	4.37
Monthly income amounts for ages not shown are halfway between the two amounts for the nearest two ages that are shown. Amounts shown are based on an annual interest rate of 2% and the Annuity 2000

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female mortality table with five-year age setback. We may require evidence of survival for incomes that last more than ten years.
STANDARD POLICY LOANS
Standard Policy Loans – You may obtain policy loans by Written Request after the Free Look Transfer Date (see the Definitions section of your policy to find out if it has a Free Look Transfer Date), on the sole security of the Loan Account of this policy. We recommend you consult your tax advisor before requesting a policy loan.
Loan Account – When a policy loan is taken, an amount equal to the loan will be deducted from the Accumulated Value as an Account Deduction.
Loan Amount Available – The amount of the loan must be at least $200. The maximum amount available for a loan on any date is equal to the Accumulated Value less:
•	Three times the most recent Monthly Deduction; and

•	Any existing Policy Debt.
Loan Repayment – You may make loan repayments at any time prior to lapse of this policy.
Loan Interest Charge – Interest will accrue daily based on the balance in the Loan Account and will be due on each policy anniversary. Such interest is calculated using the simple interest method and is based on the balance in the Loan Account, using a maximum annual interest rate of 2.25%. We may use a lower Loan Interest Charge rate. The corresponding daily interest rate is equal to the annual rate divided by 365. If the policy terminates before a policy anniversary, the Loan Interest Charge will be due at such time.
Loan Interest Credit – Loan Interest Credit is based on the balance in the Loan Account, and accrues daily on a simple interest basis, using the Loan Account Interest rate, which is an annual interest rate not less than 2.00%. The corresponding daily interest rate is equal to the annual rate divided by 365.
Policy Debt – The Policy Debt is the amount necessary to repay the policy loan in full and is equal to the Loan Account plus any accrued Loan Interest Charge. The Policy Debt reduces any amount otherwise payable under the policy.
Loan Processing on Policy Anniversary – On each policy anniversary we will adjust the values of the Policy Debt, Loan Account and Loan Account Value so that they are equal to each other. To do this, we calculate the difference between the Policy Debt and the Loan Account Value. If the Policy Debt is greater than the Loan Account Value, which is generally the case when the policy Loan Interest Charge has not been paid, a new loan will be taken for the excess and will be added to the Loan Account. If the Loan Account Value is greater than the Policy Debt, which is generally the case when the policy Loan Interest Charge has been paid, the excess will be transferred according to your most recent premium allocation instructions.
SEPARATE ACCOUNT PROVISIONS
Separate Account – We established the Separate Account and maintain it under the laws and regulations of our state of domicile. The assets of the Separate Account shall be valued at least as often as any policy benefits vary, but at least monthly. The Separate Account is divided into subaccounts, called Variable Accounts. Income and realized and unrealized gains and losses from the assets of each Variable Account are credited or charged against it without regard to our other income, gains or losses. Assets may be put in our Separate Account to support this policy and other variable life policies. Assets may be put in our Separate Account for other purposes, but not to support contracts or policies other than variable life contracts or policies.

ICC12 P12MVP	Page 23

The assets of our Separate Account are our property. The portion of its assets equal to the reserves and other policy liabilities with respect to our Separate Account will not be chargeable with liabilities arising out of any other business we conduct. We may transfer assets of a Variable Account in excess of the reserves and other liabilities with respect to that Variable Account to another Variable Account or to our General Account. All obligations arising under the policy are general corporate obligations of ours. We do not hold ourselves out to be trustees of the Separate Account assets.
Variable Accounts – Each Variable Account may invest its assets in a separate class of shares of a designated investment company or companies. The Variable Accounts of our Separate Account that were available for your initial allocations are shown in your Application for this policy. From time to time, we may make other Variable Accounts available to you. We will provide you with written notice of all material details including investment objectives and all charges.
We reserve the right, subject to compliance with the law then in effect, to:
•	Change or add designated investment companies;

•	Add, remove or combine Variable Accounts;

•	Add, delete or make substitutions for the securities that are held or purchased by the Separate Account or any Variable Account;

•	Register or deregister any Variable Account under the Investment Company Act of 1940;

•	Change the classification of any Variable Account;

•	Operate any Variable Account as a managed investment company or as a unit investment trust;

•	Combine the assets of any Variable Account with other separate accounts or subaccounts of ours or our affiliates;

•	Transfer the assets of any Variable Account to other separate accounts or subaccounts of ours or our affiliates;

•	Run any Variable Account under the direction of a committee, board, or other group;

•	Restrict or eliminate any voting rights of policy owners with respect to any Variable Account, or other persons who have voting rights as to any Variable Account;

•	Change the allocations permitted under the policy;

•	Terminate and liquidate any Variable Account; and

•	Make any other change needed to comply with law.
If any of these changes result in a material change in the underlying investment of a Variable Account of our Separate Account, we will notify you of such change.
Unless required by law or regulation, an investment policy may not be changed without our consent. We will not change the investment policy of the Separate Account without the approval of the Insurance Commissioner of our state of domicile. The process for such approval is on file.
OWNER AND BENEFICIARY
Owner – The Owner of this policy is as shown in the Policy Specifications or as later changed by Written Request. If you change the Owner, the change is effective on the date the Written Request is signed, unless otherwise specified by the Owner, subject to our receipt of it and subject to any action taken or payment made by us prior to its receipt. If there are two or more Owners, they will own this contract as joint tenants with right of survivorship, unless otherwise provided by Written Request. We recommend you consult your tax advisor before requesting a change of Owner.
Assignment – You may assign this policy by Written Request. An assignment must be recorded at our Administrative Office. When received, the assignment will take effect as of the date the Written Request was signed unless otherwise specified by the Owner. Any rights created by the assignment will be subject to any payments made or actions taken by us before the change is recorded. We will not be responsible for the validity of any assignment. We recommend you consult your tax advisor before requesting an assignment.

ICC12 P12MVP	Page 24

Beneficiary – The beneficiary is named by you in the Application to receive the Death Benefit proceeds. You may name one or more beneficiaries. If you name more than one beneficiary, they will share the Death Benefit proceeds equally or as you may otherwise specify by Written Request. If you have named a contingent beneficiary, that person becomes the beneficiary if the beneficiary dies before the Insured. A beneficiary may not, at or after the Insured’s death, assign, transfer or encumber any benefit payable. To the extent allowed by law, policy benefits will not be subject to the claims of any creditor of any beneficiary.
You may make a change of beneficiary by Written Request while the policy is In Force. Beneficiary Change Request forms are available from us. The change will take place as of the date the request is signed unless otherwise specified by the Owner. Any rights created by the change will be subject to any payments made or actions taken by us before we have received the Written Request. You may designate an irrevocable beneficiary whose rights under the policy cannot be changed without his or her written consent.
The interest of a beneficiary who does not outlive the Insured will be divided pro-rata among the surviving beneficiaries. If no beneficiaries survive the Insured, the Death Benefit Proceeds will pass to the Owner, or the Owner’s estate if the Owner does not survive the Insured. In the event of a simultaneous death of the Insured and a beneficiary such that it cannot be determined who died first, it will be assumed, unless proof to the contrary is provided, that the beneficiary died last.
GENERAL PROVISIONS
Entire Contract – This policy is a contract between you and us. This policy, the attached copy of the initial Application, including any amendments and endorsements to the Application, any Applications for reinstatement, all subsequent Applications to change the policy, any endorsements, benefits, or riders, and all additional policy information sections added to this policy are the entire contract. Only our president, chief executive officer or secretary is authorized to change this contract or extend the time for paying premiums. Any such change must be in writing.
All statements in the Application shall, in the absence of fraud, be deemed representations and not warranties. We will not use any statement to contest this policy or defend a claim on grounds of misrepresentation unless the statement is in an Application.
Incontestability – We will not contest this policy unless there was a material misrepresentation in the Application, or, when permitted by applicable state law, where the policy was procured through fraud. If we determine that the Application contains a material misrepresentation, we will rescind the policy and return to you the premiums paid less any policy loans and any withdrawals taken. No Death Benefit will be paid. After the policy has been In Force for two years during the Insured’s lifetime, this policy cannot be contested except for failure to pay required premiums or if the policy was procured by fraud.
If this policy lapses and is later reinstated, we will not contest the reinstated policy unless there was a material misrepresentation in the Application required for reinstatement, or, when permitted by applicable state law, where the policy was procured through fraud, or for failure to pay required premiums. If we determine that such Application contains a material misrepresentation, we will rescind the reinstated policy as of the reinstatement date and return to you the premiums paid after the reinstatement date less any policy loans and any withdrawals taken after the reinstatement date. No Death Benefit will be paid. After the reinstated policy has been In Force for two years during the Insured’s lifetime, this policy cannot be contested except for failure to pay required premiums or if the policy was procured by fraud.
If there has been a change to the policy for which we required the Insured to submit Evidence of Insurability, we will not contest such a change unless there was a material misrepresentation in the Application required for the change, or, when permitted by applicable state law, where the change was procured through fraud, or for failure to pay required premiums. If we determine that such Application contains a material misrepresentation, we will rescind the policy change and all Policy Charges made after the change will be reversed and corrected charges applied so that the policy’s Accumulated Value

ICC12 P12MVP	Page 25

will be unaffected by the change. Any Death Benefits or other benefits that become payable will be determined as though the policy change had never been requested. After the changed policy has been In Force for two years during the Insured’s lifetime, we will not contest any such change except for failure to pay required premiums or if the change was procured by fraud.
Non-Participating – This policy will not share in any of our surplus earnings.
Suicide Exclusion – If the Insured dies by suicide, while sane or insane, within two years of the Policy Date, the Death Benefit Proceeds will be limited to an amount equal to the sum of the premiums paid, less the sum of any policy loans and withdrawals. If this policy has been reinstated and the Insured dies by suicide, while sane or insane, within two years of the latest reinstatement date, the Death Benefit Proceeds will be limited to an amount equal to the sum of the premiums paid less the sum of any policy loans and withdrawals taken since such date.
If the Insured dies by suicide, while sane or insane, after two years from the Policy Date but within two years after the effective date of any increase in the Total Face Amount or, the Death Benefit Proceeds will be limited by the following adjustments:
1.	Any such increase in Total Face Amount will be excluded;

2.	Refund of the portion of Monthly Deductions associated with any such increase will be included; and

3.	Premium Load associated with the portion of Monthly Deductions referred to in 2) above will be included.
Misstatement – If the Insured’s sex or birth date is misstated in the Application and it is discovered on or after the death of the Insured, the Death Benefit shall be the Minimum Death Benefit for the correct sex and birth date, or if greater, a Death Benefit based on a Net Amount at Risk adjusted by the ratio of the incorrect Cost of Insurance Rate to the correct Cost of Insurance Rate. The adjusted Net Amount at Risk will result in an adjusted Death Benefit, since the Death Benefit depends on the Net Amount at Risk.
If the Insured’s sex or birth date is misstated in the Application and it is discovered before the death of the Insured, we will not recalculate the Accumulated Value, but we will use the correct sex and birth date of the Insured in calculating future Monthly Deductions.
Maturity – This policy does not mature, but will continue In Force so long as the Insured is alive and the policy has not been surrendered and lapse has not occurred.
Monthly Deduction End Date – Provided the policy is still In Force, coverage will continue on and after the Monthly Deduction End Date, subject to all policy provisions, with these exceptions and clarifications:
•	Monthly Deductions will cease;

•	Premiums will not be accepted, except amounts required to keep the policy In Force;

•	Loans will be allowed;

•	Loan repayments will be permitted;

•	Loan Interest Charges and Loan Interest Credits will continue to accrue; and

•	Withdrawals will not be allowed.
Timing of Payments – We may defer payments of any Net Cash Surrender Value, withdrawal or loan (except for loans to pay a premium on any policy issued by us) for up to six months after we receive your request. If we defer any such payment for more than 30 days after we receive your request, we will pay interest at least equal to the Minimum Guaranteed Interest Rate for Fixed Options shown in the Policy Specifications.
Annual Report – A report will be mailed to your last known address no less frequently than annually. This report will show:
•	The beginning and end dates of the reporting period;

•	The Accumulated Value at the beginning and end of the reporting period;

ICC12 P12MVP	Page 26

•	Amounts that have been credited or debited to the Accumulated Value during the reporting period, identified by type;

•	The Death Benefit at the end of the reporting period on each life covered by the policy;

•	The Net Cash Surrender Value at the end of the reporting period;

•	Any Policy Debt outstanding at the end of the reporting period;

•	A notice if the Net Cash Surrender Value will not be sufficient to keep the policy In Force until the end of the next reporting period, unless further premium payments are made; and

•	Any other information required by law.
In addition to the above report, we will also mail you an annual report containing financial statements for the Separate Account and the designated investment company or companies or other designated portfolio(s) in which the Separate Account invests. The latter report will include a list of the portfolio securities of the investment company, or of any other designated portfolio, as required by the Investment Company Act of 1940. We will also send any other reports as required by federal securities law.
Policy Illustrations – Upon request we will give you a hypothetical illustration of the future benefits under this policy based upon both guaranteed and current cost factor assumptions. Such illustrations reflect assumptions about the policy’s non-guaranteed elements and about how you will use the policy’s options. Over time the policy’s actual non-guaranteed elements, and your actual use of the policy’s options, are likely to vary from the assumptions used in such illustrations. For these reasons, actual policy values will likely be more or less favorable than shown in such illustrations. We reserve the right to charge a fee not to exceed $25 for each illustration in excess of one per policy year.
Juvenile Insured – This provision only applies if the Insured was under Age 18 on the Policy Date. Beginning when the Insured attains Age 18, you will have an opportunity to improve your policy’s Risk Class as compared with the Risk Class that applied prior to Age 18. This may reduce the actual Cost of Insurance Charge that is deducted from your policy’s Accumulated Value. At least 60 days prior to the Insured’s Age 18, we will send to your last known address a notice of your right to apply for an improved Risk Class for the Insured of “Nonsmoker”. In order to qualify for such improved Risk Class, you will be required to supply Evidence of Insurability. In order for such improved Risk Class to take effect at Age 18, you must make the Written Request prior to Age 18. If you do not request an improved Risk Class for the Insured, a Risk Class of “Smoker” will be assigned.
Basis of Values – All nonforfeiture values for this policy will be at least equal to the minimums required by the Uniform Standards and Operating Procedures adopted by the Interstate Insurance Product Regulation Commission. A detailed statement showing how such values are determined has been filed with the Interstate Insurance Product Regulation Commission. To calculate the minimum required nonforfeiture values, we use the Minimum Guaranteed Interest Rate for Fixed Options shown in the Policy Specifications or the rate required by the Interstate Insurance Product Regulation Commission and mortality rates from the 2001 CSO mortality tables using age nearest birthday. The rates we use are the same for both smokers and nonsmokers and are sex-distinct unless this policy is issued on a unisex basis, in which case male rates are used.
Cash values available under the policy are not less than the minimum values and benefits required by or pursuant to the NAIC Variable Life Insurance Regulation, model #270 using Actuarial Guideline XXIV.
Ownership of Assets – We have the exclusive and absolute control of our assets, including all assets in the Separate or Variable Accounts.
Tax Qualification as Life Insurance – This policy is intended to qualify as a life insurance contract for federal tax purposes, and the Death Benefit under this policy is intended to qualify for federal income tax exclusion. The policy, including any rider, benefit or endorsement that does not specifically override this tax qualification provision, shall be interpreted to ensure and maintain such tax qualification, despite any other provision to the contrary. At no time shall the amount of Death Benefit under this policy ever be less than the minimum amount needed to ensure or maintain such tax qualification. If need be, the Death Benefit shall be increased retroactively and prospectively to the minimum extent necessary to accomplish that purpose. In addition, the Accumulated Value will be reduced to reflect the increased Monthly

ICC12 P12MVP	Page 27

Deductions that result from such Death Benefit increase(s), starting on the date that each increase is effective. As of the effective date of the filing of this policy in the state in which it was delivered, the Internal Revenue Service has not published final guidance on the tax treatment of life insurance policies that continue coverage beyond Age 100. You should consult your tax advisor, as there may be tax consequences.
We will not accept a premium payment that would cause the policy to fail to qualify as a life insurance contract for federal tax purposes. If at any time the premiums paid under the policy exceed the amount allowable for such tax qualification, the excess amount, including any interest as determined under federal tax law, shall be removed from the policy as of the date of its payment, and any appropriate adjustments in the Death Benefit and/or Accumulated Value shall be made as of such date. This excess amount, including such interest, shall be refunded no later than 60 days after the end of the applicable contract year, as determined under federal tax law.
If this excess amount is not refunded by the end of such 60-day period, the Death Benefit shall be increased retroactively and prospectively to the minimum extent necessary so that at no time is the Death Benefit ever less than the minimum amount necessary to ensure or maintain such tax qualification. In addition, the Accumulated Value will be reduced to reflect any increased Monthly Deductions that result from such Death Benefit increase, starting on the date that the increase is effective.
If you request a decrease in policy or rider benefits, it may cause a reduction in any applicable tax limits on premiums or cash values for the policy to maintain such tax qualification. Such a reduction in these limits may require us to make a distribution from the policy equal to the greatest amount by which the premiums paid or cash values for the policy, exceed any such reduced limits, as determined under federal tax law, in order to maintain the policy’s tax qualification. If such a distribution is made, the distribution will be paid to you and the Accumulated Value will be reduced by the amount of the distribution. However, no request for a decrease in policy or rider benefits will be allowed to the extent that we determine that the resulting reduction in such tax limits would require us to distribute more than the Net Cash Surrender Value for the policy.
Modified Endowment Contract Tax Status – Unless and until you have given us a Written Request to accept a Modified Endowment Contract (“MEC”) classification for your policy, the provisions of this Modified Endowment Contract Tax Status subsection apply to your policy.
Under federal tax law, if the funding of a life insurance contract occurs too rapidly, it becomes a MEC and fails to qualify for certain favorable tax treatment as a result. This policy is intended to qualify as a life insurance contract that is not a MEC for federal tax purposes. To achieve these purposes, the provisions of this policy (including any rider or endorsement that does not specifically override this tax qualification provision) shall be interpreted to prevent this policy from being subject to such MEC treatment, despite any other provision to the contrary. If and while the provisions of this subsection apply to your policy, at no time shall the amount of death benefit under this policy ever be less than the minimum amount needed to avoid such MEC treatment.
We will not accept a payment as premium or otherwise which would cause the policy to become a MEC. The 7-Pay Premium, shown on Page 3.0, is used solely to determine the policy’s premium limits to avoid MEC treatment. Payment of one or more 7-Pay Premium amounts does not guarantee that the policy will never lapse, and additional premiums may be necessary to prevent the policy from lapsing in the future.
If at any time the amounts paid under the policy exceed the limit for avoiding such MEC treatment, this excess amount, including any interest as determined under federal tax law, shall be removed from the policy as of the date of its payment, and any appropriate adjustment in the Death Benefit and/or Accumulated Value shall be made as of such date. This excess amount, including any interest, shall be refunded no later than 60 days after the end of the applicable contract year, as determined under federal tax law.
If this excess amount is not refunded by the end of such 60-day period, the Death Benefit shall be increased retroactively and prospectively to the minimum extent necessary (e.g., to the end of any MEC

ICC12 P12MVP	Page 28

7-year test period) so that at no time is the Death Benefit ever less than the minimum amount necessary to avoid Modified Endowment Contract classification. In addition, the Accumulated Value will be reduced to reflect any increased Monthly Deductions resulting from such Death Benefit increase, starting on the date that the increase is effective.
Any request that would change the Death Benefit or any other benefit or rider under the policy will not be processed if the change would cause the policy to be classified as a Modified Endowment Contract. Requested changes that could cause the policy to be classified as a Modified Endowment Contract include, but are not limited to, an elective reduction in the Total Face Amount, a Death Benefit Option change that would cause a reduction in the Total Face Amount, and a withdrawal that would cause a reduction in the Total Face Amount.
Other Distributions of Accumulated Value – If the Net Amount at Risk ever exceeds three times the original Total Face Amount, we reserve the right to make a distribution of Accumulated Value to make the Net Amount at Risk equal three times the original Total Face Amount. In such case, the distribution will be treated as a premium refund. Note that while such a distribution will be treated as a premium refund for certain contract purposes, normal tax rules will apply in determining the amount of such a distribution, if any, which is taxable.
Additional Services – While this policy is In Force, we may, either directly or through a third party service provider, provide you with access to independent living-related resources and discounted independent living-related goods and services.
Right to Add Benefits – From time to time we may offer additional benefits that could be available to your policy by rider or endorsement. To request such an additional benefit, you must submit to us a Written Request. You or the proposed Insured may be subject to new underwriting for any additional benefit requested. If an additional benefit requested is issued pursuant to this paragraph, a Supplemental Schedule of Coverage will be mailed to your last known address.
Compliance – We reserve the right to make any change to the provisions of this policy to comply with, or give you the benefit of, any federal or state statute, rule, or regulation, including but not limited to requirements for life insurance contracts under the Code or of any state. We will provide you with a copy of any such change, and file such a change with the insurance supervisory official of the state in which this policy is delivered. You have the right to refuse any such change.
Conformity with IIPRC Standards – This contract was approved under the authority of the IIPRC and issued under the IIPRC standards. If there is any contract provision that is in conflict with any IIPRC standards applicable to this Contract when this Contract was issued, the provision is amended to conform to that standard. Any such amendment is effective on the Contract Date.

ICC12 P12MVP	Page 29

INDEX

Subject	Page

Accumulated Value	5, 12
Administrative Charge	15
Administrative Office	5
After the Monthly Deduction End Date	22
Age	5
Annual Report	23
Application	5
Assignment	21
Basic Life Coverage	5
Basic Life Coverage Layer	5
Basic Face Amount	5
Basis of Values	23
Beneficiary	21
Cash Surrender Value	17
Cash Value Accumulation Test	8
Change of Death Benefit Option	8
Class	5
Code	5
Compliance	25
Cost of Insurance Charge	15
Cost of Insurance Rates	15
Coverage Charge	15
Coverage Layer Date	5
Coverage Layers	5
Death Benefit	7
Death Benefit Option	7
Death Benefit Proceeds	8
Death Benefit Qualification Test	7
Entire Contract	21
Evidence of Insurability	5
Face Amount	5
Face Amount Decrease	9
Face Amount Increase	9
Fixed Accumulated Value	12
Fixed Options	6
General Account	6
Grace Period	16
Guideline Premium Limit	11
Guideline Premium Test	8
In Force	6
Income Benefits	18
Incontestability	22
Insured	6
Investment Options	6
Juvenile Insured	23
Lapse	16

Subject	Page

Loan Amount Available	19
Maturity	22
MEC	24
Misstatement	22
Modified Endowment Contract	11, 12, 13, 24
Monthly Deduction	14
Monthly Deduction End Date	6, 15
Monthly Payment Date	6
Net Accumulated Value	6
Net Amount at Risk	6
Net Asset Value	13
Net Cash Surrender Value	17
Net Investment Factor	13
Net Premium	6
Non-Participating	22
Owner	21
Planned Premium	10
Policy Change Limit	10
Policy Charges	14, 16
Policy Date	6
Policy Debt	6
Policy Illustrations	23
Policy Loans	19
Policy Specifications	6
Premium Allocation	11
Premium Limitation	11
Premium Load	11
Premium Processing	11
Premiums	10
Reinstatement	16
Risk Class	6
Separate Account	6, 20
Suicide Exclusion	22
Surrender	16
Tax Qualification as Life Insurance	24
Total Face Amount	6
Transfers	14
Unit Value	13
Unloaned Accumulated Value	15
Valuation Day	7
Valuation Period	7
Variable Account	5, 6, 7, 20
Variable Accumulated Value	13
Variable Options	7
Withdrawal	17
Written Request	7

ICC12 P12MVP	Page 30

Pacific Life Insurance Company • [45 Enterprise, Aliso Viejo, CA 92656]

INDEXED FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE
•	Death Benefit Payable On The Death Of The Insured

•	Net Cash Surrender Value Payable Upon Surrender

•	Benefits May Vary Based On Investment Experience

•	Adjustable Face Amount

•	Non-Participating